Exhibit 10.1

ACQUISITION AGREEMENT

BY AND AMONG

MAGLENTA ENTERPRISES INC., CHAMPFREMONT HOLDING LTD

AS SELLERS,

POLIMORE CAPITAL LIMITED, BROSWORD HOLDING LIMITED AND OTHER COMPANIES

LISTED IN EXHIBIT B HERETO

AS TARGET COMPANIES,

AND

TOT GROUP RUSSIA, LLC and TOT GROUP EUROPE LTD.

(and/or their relevant assignees)

AS PURCHASERS

EFFECTIVE AS OF MAY 20, 2015

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this "Agreement") effective as of the 20th day of May, 2015 by and among Maglenta Enterprises Inc., a company incorporated and existing in the Republic of Seychelles, Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (each of the foregoing individually, a "Seller" and, collectively, "Sellers"); Polimore Capital Limited, a company incorporated and existing under the laws of Cyprus, Brosword Holding Limited, a company incorporated and existing under the laws of Cyprus, and other companies listed under the caption “Target Company” in Exhibit B hereto (each of the foregoing individually, a "Target Company" and, collectively, the "Target Companies"); and ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation, and/or its assignee, and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales, and/or its assignee] (each of the foregoing individually, a “Purchaser” and, collectively, the "Purchasers"). Sellers, Purchasers and the Target Companies are referred to herein individually as a "Party" and collectively as the "Parties”.

RECITALS

WHEREAS, (a) as of the date hereof the Sellers control and legally and beneficially directly own 100% of the share capital of the following Target Companies (as defined below): Brosword Holding Limited and Polimore Capital Limited, and (b) prior to the Initial Closing Date (as defined below) will control and legally and beneficially directly own 100% of the share capital of each of other Target Companies (listed in Part B of Exhibit B hereto) (collectively representing all issued and outstanding ownership interests in each of the Target Companies and referred to herein collectively as the “Interests”);

WHEREAS, the Target Companies are engaged in and own and operate the business of Internet-based payment processing and acquiring center that offers services with respect to online payment for goods and services by bank cards using protected payment system (such business, together with all assets owned, leased by the Target Companies or related to such business or otherwise used or needed to operate such business is collectively referred to herein as the “Business”); and

WHEREAS, the Purchasers desire to purchase and acquire from Sellers, and Sellers desire to transfer and sell to Purchasers, the Interests;

WHEREAS, the Guarantor desires to guarantee certain obligations of the Purchasers, being the indirect parent company of each of the Purchasers;

WHEREAS, the entity indicated in Exhibit P hereto (the “Sellers Guarantor”) desires to guarantee the representations and warranties and certain obligations of the Sellers (including the liabilities related to the Cyprus Freeze (as defined below)) and accordingly is executing and delivering a Guaranty in the form attached hereto as Exhibit P (the “Sellers Guaranty”) concurrently with the execution and delivery of this Agreement; and

WHEREAS, the Parties contemplate that after the execution and delivery of this Agreement, the Target Companies and Sellers shall cause an additional guaranty to be provided by the guarantors acceptable to the Purchasers (the “Additional Guarantors”), such guaranty to be on the same terms and conditions as the Sellers Guaranty.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

1.1           Defined Terms. The capitalized terms used in this Agreement shall have the respective meanings specified in this Article 1.

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“Additional Guarantors” has the meaning set forth in the Recitals to this Agreement.

"Affiliate" means, with respect to any specified person, (i) any sibling, direct descendant (including adopted children or grandchildren), parent, grandparent or spouse of such person, or any trust or limited partnership created solely for the benefit of any such person or (ii) any other person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified person. For the purposes of this definition, "control," when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings.

"Agreement" means this Acquisition Agreement, as it may be amended from time to time.

"Ancillary Documents" means any certificate, agreement, document, or statement required to be delivered pursuant to this Agreement either prior to or at the Final Closing, other than the Non-Competition Agreements, Escrow Agreement or any other document delivered either prior to or at the Final Closing that specifically states that it is not an Ancillary Document.

"Benefit Agreement" means any employment, consulting, deferred compensation, indemnification, severance, change in control, retention or termination agreement or arrangement between any Target Company, on the one hand, and any Participant, on the other hand.

"Benefit Plan" means any pension, profit-sharing, thrift or other retirement plan, employee stock ownership plan, deferred compensation, stock ownership, stock purchase, stock option, stock appreciation rights, stock based, performance share, bonus, commission or other incentive plan, severance plan, health, dental or insurance plan, or any other plan, agreement, arrangement or understanding, written or oral, providing for employee benefits.

“Business” has the meaning set forth in the Recitals to this Agreement.

“Business Day” means a day other than a Saturday or Sunday on which banks are ordinarily open for the transaction of normal banking business in each of the following places: Nicosia, Cyprus; New York, USA; London, England; Tortola and places of registration of each Target Company.

“Claim” means any claim for a breach of this Agreement.

"Company" has the meaning set forth in the Preamble to this Agreement.

"Company Related Person" has the meaning set forth in Section 3.2.10 of this Agreement.

"Code" means the Internal Revenue Code of 1986, as amended.

“Consideration Shares” means shares of NETE Stock issued by Net Element, Inc. (Guarantor) to Sellers pursuant to the terms and conditions of this Agreement.

“Cut-Off Date” means the date that is ninety (90) calendar days after the date when the entire first Installment (the cash portion and the Consideration Shares portion of the first Installment) was delivered to the Escrow Agent.

“Cyprus Freeze” means a debt of the Group related to compensation to the clients of the Group who have not received their funds due to funds freeze in Cyprus Popular Bank Public Co. Ltd., the debt amount is US $337,500.

“Cyprus Freeze Claim” has the meaning set forth in Section 2.7.8 of this Agreement.

“Damages” has the meaning set forth in Section 6.3.1 of this Agreement.

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“Default Option Event” has the meaning set forth in Section 2.1.6(d) of this Agreement.

“Default Option Notice” has the meaning set forth in Section 2.1.6(d) of this Agreement.

“Default Option Price” has the meaning set forth in Section 2.1.6(d) of this Agreement.

“Default Option Shares” has the meaning set forth in Section 2.1.6(d) of this Agreement.

“Deferred Consideration” has the meaning set forth in Section 2.1.6(b)(i) of this Agreement.

“Deferred Payment Date” has the meaning set forth in Section 2.7 of this Agreement.

“Delivery Term” has the meaning set forth in Section 2.1.6(c) of this Agreement.

“Difference” has the meaning set forth in Section 2.8.2 of this Agreement.

Disclosed Document means the Current Report on Form 8-K filed by the Guarantor with the U.S. Securities and Exchange Commission on March 16, 2015.

“Disclosure Schedule” has the meaning set forth in Section 3.1 of this Agreement.

“Disposal” has the meaning set forth in Section 2.1.6(c) of this Agreement

“Due Diligence Investigation” has the meaning set forth in Section 4.1.3 of this Agreement.

“EBITDA” means the following with respect to the Group for the applicable determination period (all determined in accordance with GAAP consistently applied as compared to the Audited Statements) without duplication: (a) consolidated net income of the Group for such period, plus (b) consolidated interest expense of the Group for such period, plus (c) consolidated Federal, state, local and foreign income taxes of the Group for such period, plus (d) depreciation and amortization of the Group for such period, less (f) consolidated interest income and any gain on sale of assets of the Group for such period; provided, however, that in the case of any items referred to in clauses (b), (c), (d), and (e), only to the extent such related item was included as a deduction (or other charge to income) in calculating net income. In calculating EBITDA, (i) any portion of EBITDA attributable to a business or Person acquired by the Group or consolidated with the Group after the Initial Closing Date shall be deducted from EBITDA; (ii) there shall be excluded any extraordinary or non-recurring gains or losses; and (iii) no income or expenses directly or indirectly incurred in connection any transaction between the Sellers or the Group, on the one hand, and Purchasers or the Guarantor and/or their respective Affiliates (excluding, for avoidance of doubt, the Group) on the other hand, shall be included in EBITDA.

“Eligible Claim” has the meaning set forth in Section 6.2.5 of this Agreement.

"Escrow Agreement" has the meaning set forth in Section 2.2 of this Agreement.

"Escrow Fund" has the meaning set forth in Section 2.3 of this Agreement.

“Extra Payment” has the meaning set forth in Section 2.7.5 of this Agreement.

“Financial Results” has the meaning set forth in Section 2.7.4 of this Agreement.

"Financial Statements" has the meaning set forth in Section 3.2.6 of this Agreement.

"Final Closing" has the meaning set forth in Section 2.4 of this Agreement.

"Final Closing Date” has the meaning set forth in Section 2.4 of this Agreement.

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“First Quarter” means the first three (3) full calendar months after either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs (by way of example only: If the Final Closing Date occurs on March 25, 2015, then the First Quarter shall start on April 1, 2015).

“Fifth Quarter” means the three (3) full calendar months starting in the beginning of the thirteenth calendar month from either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs, and ending at the end of the fifteenth calendar month after either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs.

“Fourth Quarter” means the three (3) full calendar months starting in the beginning of the tenth calendar month from either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs, and ending at the end of the twelfth calendar month after either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs.

“Fundamental Representations” has the meaning set forth in Section 6.1(a) of this Agreement.

"GAAP" means the accounting principles generally accepted in the United States of America, applied on a consistent basis during the periods involved.

"Governmental Authority" means any court, administrative agency or commission or other federal, state or local regulatory or governmental authority or instrumentality, whether domestic or foreign.

“Group” means all Target Companies taken together.

“Guarantee Period” has the meaning set forth in Section 2.8.1 of this Agreement.

“Guarantor” shall mean Net Element Inc., a Delaware corporation.

“Held Shares” has the meaning set forth in Section 8.9 of this Agreement.

“Indebtedness” means, as of any particular time without duplication, (i) the unpaid principal amount of all indebtedness for borrowed money of one or more Target Companies; (ii) indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which one or more Target Companies is/are responsible or liable; (iii) all obligations of one or more Target Companies issued or assumed as the deferred purchase price of property or services; (iv) all obligations of one or more Target Companies under leases required to be capitalized in accordance with GAAP; (v) all Indebtedness of other Persons secured by a lien, pledge, security interests or similar instruments on any asset of one or more Target Companies, whether or not such Indebtedness has been assumed by the any one or more Target Companies; (vi) all foreign exchange and interest rate derivative obligations of one or more Target Companies; and (vii) all guarantees, endorsements and assumptions of one or more Target Companies in respect of, or to purchase or to otherwise acquire (A) indebtedness for borrowed money of others by one or more Target Companies or (B) all obligations of the type referred to in clauses (i) through (vi) above, including all accrued but unpaid interest thereon.

"Indemnified Party" and "Indemnified Parties" has the meaning set forth in Section 6.3.1 of this Agreement.

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"Independent Expert" has the meaning set forth in Section 2.6.3 of this Agreement.

"Intellectual Property" has the meaning set forth in Section 3.2.23 of this Agreement.

“Initial Closing" has the meaning set forth in Section 2.4 of this Agreement.

"Initial Closing Date" has the meaning set forth in Section 2.4 of this Agreement.

"Intercompany Debt" has the meaning set forth in Section 3.2.10 of this Agreement.

"Interests" has the meaning set forth in the Recitals to this Agreement.

“Key Persons” means the persons listed in Exhibit C hereto;

“Knowledge” means, when used in relation to the knowledge of the Sellers with respect to any of the Target Companies, the actual knowledge or notice of the Sellers as the shareholders of the Target Companies, and when used in relation to the knowledge of the Target Companies, the actual knowledge of the director/general director of such Target Company, in each case after reasonable inquiry.

“Law” means any code, law ordinance, regulation, reporting or licensing requirement, rule or statute applicable to a person or its assets, liabilities or business, including, without limitation, those promulgated, interpreted or enforced by any Governmental Authority.

“Legal Proceeding” shall mean any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Leased Real Property” has the meaning set forth in Section 3.2.24 of this Agreement.

“Legal Requirements” shall mean any federal, state, local, municipal or other administrative order, constitution, law, ordinance, principal of common law, regulation, statute or treaty, including all judgments, decrees, injunctions, orders, writs, rulings, laws, ordinances, statutes, rules, regulations, codes and other requirements of all governmental, administrative and judicial bodies and authorities.

“Local Accounting Standards” or “LAS” shall mean local accounting standards of the Target Companies, which are applied to them by operation of Law;

“Local Law Purchase Agreements” has the meaning set forth in Section 2.1.2 of this Agreement.

“Local Transfer” has the meaning set forth in Section 2.1.2 of this Agreement.

“Management Accounts” has the meaning set forth in Section 3.2.6 of this Agreement.

“Net Debt” means, as of specified determination date, the aggregate Indebtedness of the Group less aggregate cash and cash equivalents of the Group.

“New Office Lease” has the meaning set forth in Section 4.1.7(k) of this Agreement.

“New Anastasiadate.com Agreement” has the meaning set forth in Section 8.9 of this Agreement.

“NETE Stock” has the meaning set forth in Section 2.1.4(a) of this Agreement.

"Non-Competition Agreements" has the meaning set forth in Section 4.1.7(b) of this Agreement.

"Objections Statement" has the meaning set forth in Section 2.6.1 of this Agreement.

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“Operational Expenses” means employment, marketing, lease, licensing, consulting services and other operational expenses incurred in the ordinary course of business.

“Operational Expenses Threshold” has the meaning set forth in Section 2.7.7 of this Agreement.

“Option Closing” has the meaning set forth in Section 2.9.3 of this Agreement.

“Organizational Documents” has the meaning set forth in Section 3.2.1 of this Agreement.

“Outstanding Indebtedness” means any and all Indebtedness outstanding as of the Final Closing Date.

“Overdue Funds” has the meaning set forth in Section 2.7.5 of this Agreement.

“Owned Real Property” has the meaning set forth in Section 3.2.24 of this Agreement.

“Person” shall mean any individual, firm, corporation (including any non-profit corporation), general or limited partnership, limited liability company, limited liability partnership, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Authority.

“Purchasers’ Option Notice” has the meaning set forth in Section 2.9.2 of this Agreement.

“Purchasers’ Option Event” shall mean non-occurrence of the Final Closing due to failure of the Sellers to fully complete by the Cut-Off Date the transfer to the Purchasers of all of the Interests free and clear of any and all liens, claims and encumbrances of any nature whatsoever in the manner as set forth in Sections 2.4 and 2.5 of this Agreement.

“Purchase Price Statement” means with respect to the Deferred Consideration, a written statement setting forth the cash amount (based on the applicable period’s EBITDA) and the amount of Consideration Shares being a part of each of relevant Installment to be paid to the Sellers.

“Purchase Price” has the meaning set forth in Section 2.1.4(a) of this Agreement.

“Purchase Price Cap” has the meaning set forth in Section 2.1.4(a) of this Agreement.

“Purchasers” has the meaning set forth in the Preamble to this Agreement.

“Real Property” has the meaning set forth in Section 3.2.24 of this Agreement.

“Remaining Consideration Share(s)” has the meaning set forth in Section 2.8.1 of this Agreement.

“Required Notices” has the meaning set forth in Section 4.1.7(l) of this Agreement.

“Resolved Claims” has the meaning set forth in Section 6.3.1 of this Agreement

“Restructuring” means transfer of 100% interests in each of Target Company 3 and Target Company 4 to the beneficial ownership of any of the Sellers for the purposes of further transfer to the Purchasers hereunder;

“Review Period” has the meaning set forth in Section 2.8.3 of this Agreement.

“Rule 144” has the meaning set forth in Section 2.1.6(c) of this Agreement.

“Rule 144 Opinion” has the meaning set forth in Section 2.1.6(c) of this Agreement.

“SEC” means the United States Securities and Exchange Commission.

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“Second Quarter” means the three (3) full calendar months starting in the beginning of the fourth calendar month from either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs, and ending at the end of the sixth calendar month after either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs.

“Seller” and “Sellers” has the meaning set forth in the Preamble to this Agreement.

“Sellers Guarantor” has the meaning set forth in the Recitals to this Agreement.

“Sellers Guaranty” has the meaning set forth in the Recitals to this Agreement.

“Sellers’ Option Event” has the meaning set forth in Section 2.9.1 of this Agreement.

“Sellers’ Option Notice” has the meaning set forth in Section 2.9.1 of this Agreement.

“Sellers’ Representative” shall mean the representative specified in Exhibit A hereto or such other representative as the Sellers may acting jointly notify in writing the Purchasers and the Guarantor.

“Service Provider” means a Person, providing secretary or directorship services to any of the Target Companies.

“Settlement Statement” has the meaning set forth in Section 2.7.8 of this Agreement.

“Settlement Term” has the meaning set forth in Section 2.7.8 of this Agreement.

“Target Company” and “Target Companies” has the meaning set forth in the Preamble to this Agreement.

“Target Company 1” shall mean Target Company marked-up as “Target Company 1” in Exhibit B hereto.

“Target Company 2” shall mean Target Company marked-up as “Target Company 2” in Exhibit B hereto

“Target Company 3” shall mean Target Company marked-up as “Target Company 3” in Exhibit B hereto

“Target Company 4” shall mean Target Company marked-up as “Target Company 4” in Exhibit B hereto

"Tax" or "Taxes" means all taxes, charges, fees, levies, imposts, withholdings or other assessments, however denominated and whether imposed by a taxing authority within the place of registration of relevant Target Company, including but not limited to all net income, gross income, gross receipts, sales, use, ad valorem, goods and services, capital, transfer, franchise, profits, license, withholding, payroll, employment, employer health, excise, estimated, severance, stamp, occupation, property or other taxes, custom duties, fees, unclaimed property liabilities, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Final Closing Date.

"Tax Returns" means, collectively, all returns, declarations, reports, estimates, information returns and statements required to be filed by any Target Company with any Governmental Authority under federal, state, local or any foreign tax laws and any returns, forms or other documents required to be retained by such Target Company in compliance with applicable tax reporting and withholding laws.

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“Third Quarter” means the three (3) full calendar months starting in the beginning of the seventh calendar month from either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs, and ending at the end of the ninth calendar month after either (i) the Final Closing Date if the Final Closing Date occurs on the last calendar day of a calendar month or (ii) the first calendar day of the calendar month immediately following such Final Closing Date if the Final Closing Date does not coincide with the last calendar day of a calendar month in which the Final Closing Date occurs (the “Third Quarter”).

“Undisputed Claim” means a Claim not challenged by a Party by written notice to the other Party within ten (10) Business Days from the date when the claiming Party notifies the other Party of such Claim. For purposes of this definition of “Undisputed Claim,” the term “Party” refers to the Sellers, on the one hand, and the Purchasers, on the other hand.

“URLs” has the meaning set forth in Section 3.2.23(a) of this Agreement.

1.2         Interpretation. Accounting terms used but not otherwise defined herein shall have the meanings given to them under GAAP or if not defined thereunder, based on common usage. As used in this Agreement (including exhibits, schedules and amendments), the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Sections and Articles refer to sections and articles of this Agreement, unless the context requires otherwise, and all Exhibits and Schedules referenced in this Agreement shall be deemed to be incorporated into and made a part of the Agreement. Words such as "herein," "hereinafter," "hereof," "hereby" and "hereunder," and the words of like import refer to this Agreement, unless the context requires otherwise. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." References to monetary amounts shall mean United States currency. The captions contained herein are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. The parties hereto acknowledge that this is a negotiated agreement, and that in no event shall the terms of this Agreement be construed against either party hereto on the basis that such party, or its counsel, drafted this Agreement.

ARTICLE 2

PURCHASE AND SALE

2.1         Sale and Purchase of Interests.

2.1.1           Sale and Purchase. In the period between the Initial Closing Date and the Final Closing Date, but in any event not later than the Cut-Off Date, Sellers shall sell and transfer and assign to Purchasers with full title guarantee, and Purchasers shall purchase and acquire from Sellers, all of the Interests (together with all rights attaching to them respectively), free and clear of any and all liens, claims and encumbrances of any nature whatsoever in the manner as set forth in Sections 2.4 and 2.5.

2.1.2           Local Law Interest Purchase Agreement. Within 3 (three) Business Days from the Initial Closing Date, the Purchasers and the Sellers shall, acting together execute and deliver to each other relevant Interest Purchase Agreements, substantially in the form attached hereto as Exhibit D (each the “Local Law Purchase Agreement”), compliant with local laws for the transfer of the Interests in relevant companies specified in Part B of Exhibit B hereto (collectively, the “Local Transfer”). Sellers and the Purchasers agree that the transfer of relevant interest shall be subject to local law applicable requirements. Sellers agree that any requirements and formalities required by the local laws with respect to the Local Transfer shall be completed as quickly as practically possible after the Initial Closing Date but in any event not later than the Cut-Off Date, and that each of the Purchasers and the Sellers shall, and shall cause their respective affiliates and representatives to, provide any documents, certifications, apostilled documents, procure local notary certifications, licenses and approvals and pay any applicable local transfer taxes, dues, documentary stamps or fees related to, or required in connection with the Local Transfer.

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2.1.3          Non- U.S. Legal Formalities. Any requirements and formalities required by the non-U.S. laws and any non-U.S. regulatory requirements with respect to the transfers and assignments of the 100% of the share capital of each of the Target Companies, including the Local Transfers, shall be completed not later than the Cut-Off Date, and that each Seller and the Purchasers shall, and shall cause their respective Affiliates and representatives to, provide any documents, certifications, apostilled documents, procure local notarizations, licenses and regulatory approvals and pay any applicable local taxes (including transfer taxes), dues, documentary stamps or fees related to, or required in connection with such transfer and contribution of the Interests to Purchasers in the jurisdictions of formation of each of the Target Companies.

2.1.4       Consideration.

(a)          The consideration for all of the Interests and the Business (the “Purchase Price”) shall be determined pursuant to Sections 2.1.6 and 2.7 below. In no event shall the Purchase Price exceed Eight Million Four Hundred and Eighty-Two Thousand US Dollars (US $8,482,000) (the “Purchase Price Cap”). The Purchase Price shall be paid by the Purchasers to Sellers in installments by a combination of cash and Consideration Shares (common stock of the Guarantor listed on the NASDAQ Capital Market under the symbol “NETE” (“NETE Stock”)) in a form of the initial Installment as provided in Section 2.1.6 below and Deferred Consideration as provided in Section 2.7 below. In connection with the issuance of the Consideration Shares and as a condition to the issuance of the Consideration Shares, each Seller receiving such stock hereby provides to Purchasers and the Guarantor the investment representations and warranties set forth in Exhibit E hereto.

(b)          The Purchase Price (subject to adjustments as provided in Section 2.1.4(c)) shall be paid in five (5) installments (and, if applicable, the Extra Payment) as set forth in Sections 2.5.2 and 2.7 below (each payment shall be referred to herein as the “Installment” and together the “Installments”).

(c)          The Purchase Price is predicated on the Group having at Initial Closing Date (i) zero or negative Net Debt and (ii) sufficient cash reserves to cover internal liabilities (staff salaries, bonuses, etc.) of each Target Company (as such reserves are planned as of the date hereof; for avoidance of any doubt, such reserves planned as of the date hereof shall not be less than US $100,000 for all Target Companies). If Net Debt of the Group at the Initial Closing Date exceeds zero, the Purchase Price shall be reduced by one US Dollar for each US Dollar of positive Net Debt; and if the Group’s cash flow reserve as of the Initial Closing Date is not sufficient to cover internal liabilities (staff salaries, bonuses, etc.) of each Target Company, the Purchase Price shall be reduced by one US Dollar for each US Dollar of such insufficiency. Any such reduction of the Purchase Price shall be made by adjustment to the second Installment or any subsequent Installments due from Purchasers to Sellers after the Final Closing. For avoidance of doubt, first Installment due to the Sellers at the Initial Closing shall not be reduced or adjusted in any manner notwithstanding errors in any of the predications mentioned in this Section 2.1.4(c) above.

2.1.5      Purchase Price Allocation. The Purchase Price shall be apportioned and allocated among Purchasers as follows: 90% of the Purchase Price shall be paid to Maglenta Enterprises Inc. and 10% of the Purchase Price shall be paid to Champfremont Holding Ltd.

2.1.6      Installments

(a)          First Installment. The portion of the Purchase Price to be paid to the Sellers at Final Closing Date shall be:

(i)          cash in immediately available funds in the amount of Three Million Six Hundred Thousand US Dollars (US $3,600,000);

(ii)         such number of validly issued, fully paid and non-assessable Consideration Shares, free and clear of any liens, claims and encumbrances of any nature whatsoever, as shall have an aggregate value of Three Million Six Hundred Thousand US Dollars (US $3,600,000), determined based on the following formula:

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Shares of NETE Stock = US $3,600,000 / Sv,

where Sv shall mean the price per 1 (one) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the date of this Agreement.

Items (i) and (ii) above shall form together the aggregate amount of the first Installment.

(b)         Earn-Out Payments (Other Installments).

(i)         The second, third, fourth, fifth Installments and Extra Payment (if any) shall be determined and delivered pursuant to the terms and conditions specified in Section 2.7 below. The second, third, fourth, fifth Installments and Extra Payment (if any) shall be referred to herein as the “Deferred Consideration.”

(ii)        For the purposes of this Agreement, the Consideration Shares shall rank pari passu with the rest of NETE Stock, including the right to receive all dividends declared, made or paid after the Final Closing Date (but not any dividend declared, made or paid or having a record date before the Final Closing Date).

(iii)       The cash payment of the first Installment to be made to Sellers under Section 2.3 shall be made in US Dollars by electronic transfer of immediately available funds to the Escrow Agent (who is hereby irrevocably authorized by Sellers to receive the same, hold such funds in escrow and release such funds only in compliance with the terms of the Escrow Agreement) by wire transfer of immediately available funds in US Dollars to the Escrow Agent’s segregated trust account to:

PAY TO:	First Republic Bank
111 Pine Street
San Francisco, CA 94111

CLIENT ACCOUNT NAME:	Reznick Law, PLLC

CLIENT ACCOUNT NUMBER:	97300704586

SWIFT CODE:	FRBBUS6S

REFERENCE:	Maglenta Enterprises Inc. / Champfremont Holding Ltd.

The transfer of Consideration Shares to be made to Sellers under Section 2.3 shall be made by transfer to the Escrow Agent who is hereby irrevocably authorized by Sellers to receive the same, hold such Consideration Shares in escrow and release such Consideration Shares only in compliance with the terms of the Escrow Agreement.

(iv)       First Installment shall not be subject to deductions, withholdings, counterclaims or set-off with respect to Damages under Section 6.3 below.

(v)        Except for the first Installment each payment to be made by the Purchasers or on its behalf under this Agreement shall be subject to deductions, withholdings, counterclaims or set-off with respect to the Purchase Price adjustments set forth in Section 2.1.4(c) and Damages under Section 6.3 below.

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(vi)       For the purposes of the Deferred Consideration, within 5 (five) Business Days from each Deferred Payment Date, the Purchasers shall deliver to the Sellers’ Representative a Purchase Price Statement, together with copies of all relevant supporting documentation. On the same date, the Sellers shall notify the Purchasers and the Guarantor whether or not the Sellers agree with the relevant Purchase Price Statement. For the purposes of this Agreement with respect to any Sellers’ notices, consents, approvals or notifications under this Agreement, a notice, consent, approval or notification given by the Sellers’ shall be deemed a notice, consent, approval or notification of all Sellers. If the Sellers notify in writing the Purchasers and (or) Guarantor of their acceptance of the applicable Purchase Price Statement, the Purchase Price Statement shall be final and binding on the Parties and constitute the final Purchase Price Statement. If the Sellers do not notify in writing of its acceptance, such failure to notify shall be deemed as Sellers’ disagreement with the applicable Purchase Price Statement and, accordingly, then the provisions set forth in Section 2.6 shall apply.

(vii)      If any reorganization of the Guarantor takes place after the date of this Agreement all shares, stock and other securities (if any) to which the Sellers become legally or beneficially entitled as a result of each such reorganization and pursuant to this Agreement, and which derive (whether directly or indirectly) from the Consideration Shares as a result of such reorganization, shall be deemed to be Consideration Shares for the purposes of this Agreement, and shall be transferred to the Seller(s) in accordance with the terms of this Agreement.

(viii)    Where and if pursuant to calculations made for the purposes of determination of actual Consideration Shares payable as a part of the Purchase Price, any fractional shares appear, in lieu of any fractional share of Consideration Shares which any Seller would be entitled to receive, the Guarantor will issue a full share.

(c)            If, after the expiration of the applicable restriction period under Rule 144 of the Securities Act of 1933, as amended (“Rule 144”) and otherwise in compliance with Rule 144 and other applicable securities laws and regulations, any of the Sellers disposes or instructs its duly licensed in the United States stock broker to sell all or part of the Consideration Shares received under this Agreement (each a “Disposal”), such Seller(s) shall instruct such stock broker to provide the Guarantor (so that Guarantor further provides to its U.S. securities counsel) with (1) the instruction addressed to both the Guarantor and the Guarantor’s transfer agent to remove the restricted legends from the Consideration Shares sold or being sold, (2) the amount of the Consideration Shares sold or being sold, (3) copy of the representations letter from such Seller(s) to such stock broker, (3) clear copies of the front and back of the stock certificates representing the Consideration Shares sold or being sold, (4) signed by the applicable Seller(s) letter of factual representations, substantially in the form attached as Exhibit N hereto, for the purposes of the Rule 144 Opinion and (5) any other documents requested by such transfer agent in its reasonable discretion from the Sellers or their stock broker (including, if such transfer agent so requires, executed stock powers with medallion guarantees for the Consideration Shares sold or being sold). Within seven (7) Business Days from the date of the Guarantor’s receipt of all of the documents listed in the immediately preceding sentence (the “Delivery Term”), the Guarantor shall procure the issuance and delivery to the Guarantor’s transfer agent (with a copy to the applicable Seller(s)) of the standard opinion letter, substantially in the form attached as Exhibit O hereto, from the Guarantor’s U.S. securities counsel (the “Rule 144 Opinion”), subject to payment of the Guarantor’s U.S. securities counsel legal fees for such opinion(s) in the manner set forth in Section 8.5. In connection with such sale of the Consideration Shares, the Guarantor shall otherwise cooperate in the manner reasonably requested by such Seller(s) in instructing the transfer agent to remove the restrictive legends from the Consideration Shares sold or being sold, and complete the transfer of such Consideration Shares in accordance with such Seller(s) stock broker’s instructions as promptly as possible.

(d)            If the Seller(s) has performed all reasonable actions and provided the Guarantor with all documents necessary for issuance of the Opinion and removal of restrictive legends as stipulated by Section 2.1.6(c) above, and the Guarantor has not procured delivery of Rule 144 Opinion to the Guarantor’s transfer agent (with a copy to the applicable Seller(s)) or removal of the restrictive legends from the Consideration Shares sold or being sold by the Seller(s) within ten (10) Business Days from the last day of the applicable Delivery Term due to any actions or events within the Guarantor’s control (the “Default Option Event”), such Seller(s) shall have a right, by written notice to the Purchasers (the “Default Option Notice”), to require the Guarantor to redeem such Consideration Shares (the “Default Option Shares”) at the price calculated on a per share basis on the basis of The NASDAQ Capital Market price reported on the last trading day immediately preceding the Default Option Event. Each Default Option Notice shall specify (i) the particulars of the Default Option Event and (ii) a redemption price payable for the Default Option Shares calculated in accordance with this Section 2.1.6(d) (the “Default Option Price”) to the Seller(s). For the purposes of this Section 2.1.6(d), up to 5 unintentional substantive errors in the documents related to the procurement of Rule 144 Opinion or removal of the restrictive legends from the Consideration Shares sold or being sold by the Seller(s) shall neither trigger a Default Option Event nor constitute actions within the Guarantor’s control so long as the Guarantor took prompt actions to correct such errors.

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(e)          As soon as practically possible but in no event later than 15 (fifteen) Business Days from the delivery of the Default Option Notice by the Seller(s), (i) Seller(s) shall transfer, assign and convey to the Guarantor the Default Option Shares by delivering to the Guarantor the originals of the stock certificates representing such Default Option Shares with the originals of stock powers endorsed back to the Guarantor with medallion guaranteed signatures of the applicable Seller(s) and any other documents reasonably required by the Guarantor’s transfer agent in order to so redeem such Default Option Shares; and (ii) immediately upon all such deliveries specified in item (i) of this Section 2.1.6(e), the Guarantor shall transfer to Seller(s) the Default Option Price.

2.2           Escrow Agreement. On the date of this Agreement, the Purchasers, the Sellers and Reznick Law, PLLC as escrow agent (the “Escrow Agent”) shall enter into the escrow agreement (the "Escrow Agreement"), substantially in the form of Exhibit F.

2.3           Escrow Fund Deposit. Within two (2) Business Days from the date hereof the Purchasers shall, pursuant to the Escrow Agreement, transfer or procure the transfer of the cash portion of the first Installment under Section 2.1.6(a)(i) to a trust account of the Escrow Agent. Further, as soon as practically possible after the date hereof (after the Nasdaq formalities, the applicable securities laws formalities (including the execution and delivery by the Sellers to the Guarantor of their respective Accredited Investor Questionnaires in the form attached hereto as Exhibit E-1) and the transfer agent formalities are complied with and the securities law opinion with respect to the issuance of the shares is obtained by the Guarantor), Purchasers shall, pursuant to the Escrow Agreement, procure the delivery of the Consideration Shares that form a part of the first Installment under Section 2.1.6(a)(ii) to the Escrow Agent. Consideration Shares shall be delivered in a form of four (4) stock certificates as follows:

a)	for ten percent (10%) of the Held Shares (as this term is defined in Section 8.9 hereof);

b)	for ninety percent (90%) of the Held Shares;

c)	for the number of Consideration Shares calculated as follows: amount of Consideration Shares due to Maglenta Enterprises Inc. according to Section 2.1.6(a)(ii) hereof minus 90% of the Held Shares;

d)	for the number of Consideration Shares determined as follows: amount of Consideration Shares due to Champfremont Holding Ltd. according to Section 2.1.6(a)(ii) hereof minus 10% of the Held Shares.

For avoidance of any doubt, the Consideration Shares that form a part of the first Installment shall be issued in the names of the Sellers and not in the name of the Escrow Agent. The cash portion of the first Installment under Section 2.1.6(a)(i) together with the Consideration Shares that form a part of the first Installment under Section 2.1.6(a)(ii) shall form and be referred to herein as the "Escrow Fund".

2.4           Initial Closing Date and Final Closing Date. Subject to satisfaction or waiver of the conditions to closing set forth in Article 5, the initial closing of the purchase and sale of the Interests (i.e., initiation of the transfer and assignment by Sellers to Purchasers of 100% of share capital of each of the Target Companies, including the Local Transfer, subject to Section 2.3 (the "Initial Closing") shall take place on the first Business Day following the date, when all conditions specified in Article 5 are satisfied or waived by the Sellers and the Purchasers (as applicable) or such other date as the Parties may mutually agree in writing (the "Initial Closing Date"). The final closing of the purchase and sale of the Interests (i.e., the completion of the transfer of the Interests, including the Local Transfer by Sellers to the Purchasers) (the "Final Closing") shall take place on such date as the Parties may mutually agree, but in any event not later than the Cut-Off Date (the "Final Closing Date").

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2.5         Initial Closing and Final Closing.

2.5.1           Interests. On the Initial Closing Date, subject to Escrow Agent receiving the first Installment per the Escrow Agreement, the Sellers shall initiate a transfer and delivery of the Interests representing 100% of the share capital of each of Polimore Capital Limited and Brosword Holding Limited to the Purchasers and shall initiate the Local Transfer to the Purchasers, in each case together with the representative of the Purchasers, by commencing the execution and delivery as required in each relevant jurisdiction of formation of the Target Companies transfer documents, stock powers or assignments of Interests in connection therewith, including, without limitation, the Local Law Purchase Agreements. Between the Initial Closing Date and the Final Closing Date, the Sellers (in cooperation with the Purchasers, where necessary) shall cause the full completion of the Local Transfer and the transfer of the Interests representing 100% of the share capital of each of Polimore Capital Limited and Brosword Holding Limited to the Purchasers. Upon the completion of each of the transfers referred to in the immediately preceding sentence, the Sellers shall deliver to the Purchasers all of the Interests. The Sellers shall transfer the Interests to Purchasers free and clear of all liens, claims and encumbrances of any nature whatsoever. For the purposes of transfer of the Interests, each of the Parties shall execute such agreements, documents, applications and notices (in each case consistent with this Agreement and the Local Law Purchase Agreements) to the Governmental Authorities required in accordance with Legal Requirements in connection with the transfer of the Interests hereunder.

2.5.2           Payment At Final Closing. Within the timeframes and in the manner set forth in Section 2.3, the Purchasers shall deliver the first Installment to the Escrow Agent to be held in escrow as set forth in the Escrow Agreement. The Parties shall instruct the Escrow Agent not to release from escrow to any Party or any third party the first Installment (or any portion thereof (whether in cash or the Consideration Shares), unless (a) a joint written instruction signed by Purchasers and the Sellers is delivered to the Escrow Agent or (b) all necessary documents to release the first Installment, which documents will be specified in the Escrow Agreement, are delivered to the Escrow Agent by the Sellers. In the event of failure to complete the transfer of Interests by the Sellers to the Purchasers on or prior to the Final Closing Date, Section 2.9.2 shall apply. If all the necessary documents (as specified in the Escrow Agreement) to release the first Installment are not received by the Escrow Agent by the date specified in Section 2(b) of the Escrow Agreement, then Section 2(b) of the Escrow Agreement shall apply.

2.5.3           Transfer Taxes. Sellers shall be responsible for and shall pay, allocated among them as set forth in Section 2.1.5 hereto, on or before the Initial Closing Date and/or the Final Closing Date, any and all value added, documentary stamp and other transfer, sales, use or excise taxes and/or fees, if any, payable or assessed in connection with the sale and transfer of the Interests in connection with the transactions contemplated by this Agreement.

2.5.4           Additional Deliveries. Sellers and Purchasers shall each deliver all documents required to be delivered pursuant to ARTICLE 5 hereof.

2.6         Purchase Price Dispute Resolution.

2.6.1           If the Sellers have any objections to the Purchasers’ calculation of the amount(s) set forth in any Purchase Price Statement, Sellers shall deliver to any Purchasers a statement setting forth its objections thereto (an "Objections Statement"). The Objections Statement shall set out reasons why any amount(s) set forth in the applicable Purchase Price Statement is or are, as the case may be, not acceptable to the Sellers and specifically detail the particulars of the adjustments the Sellers asserts should be made to such Purchase Price Statement.

2.6.2           If an Objections Statement is not delivered to Purchasers within ten (10) Business Days after Purchasers send to Sellers the applicable Purchase Price Statement, the Purchasers’ calculation of the amounts set forth in the applicable Purchase Price Statement shall be final, binding and non-appealable by the parties hereto.

2.6.3           Sellers and Purchasers shall negotiate in good faith to resolve any such objections, but if they do not reach a final resolution within ten (10) Business Days after the delivery of the Objections Statement, Purchasers and Sellers shall cause McGladrey LLP (the "Independent Expert") to determine only the disputed amount(s) set forth in the applicable Purchase Price Statement. In the event the so chosen Independent Expert fails or refuses to act as the Independent Expert, then a reputable independent accountant or accounting firm will be named as agreed between the Parties to act as the Independent Expert.

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2.6.4           The Independent Expert’s terms of reference shall be to determine the matters in dispute within ten (10) Business Days of his, her or its appointment. The Independent Expert shall act as an independent accountant and not as an arbitrator. The Independent Expert shall act in accordance with GAAP and in material compliance with Legal Requirements and make calculations and determination in a manner consistent with the methods, policies, practices and procedures, with consistent classifications, judgments and estimation methodologies, including those regarding the establishment of general and specific reserves, as used in preparation of the audited financial statements of the Group and the Business under GAAP as required under Regulation S-X, Rule 3.05. The Independent Expert shall only consider the matters in dispute set out in the Objection Statement in order to determine what adjustments should be made (if any) to the applicable Purchase Price Statement.

2.6.5           The Parties shall each provide (or cause to be provided) the Independent Expert with all information which the Independent Expert requires (with a copy to the other Party) and the Independent Expert shall be entitled (to the extent he considers appropriate) to make his determination on such information and on the accounting records of the Group and the underlying contacts, agreements, invoices, statements of claim and similar documents relevant for the determinations. Each Party shall have the right to present information to the Independent Expert.

2.6.6           The determination of the Independent Expert of the disputed amount(s) set forth in the applicable Purchase Price Statement shall be final, binding and non-appealable on the Parties. The costs and expenses of the Independent Expert shall be borne by the Party whose initial determination of the disputed amount(s) set forth in the applicable Purchase Price Statement is furthest from the final determination by the Independent Expert of the disputed amount(s) set forth in the applicable Purchase Price Statement.

2.7         Payment of Earn-Out (Other Installments). Subject to the provisions of this Section 2.7, following the Initial Closing, the second Installment, the third Installment and the fourth Installment will be payable in cash and Consideration Shares within forty-five (45) calendar days and the fifth Installment will be paid in cash and Consideration Shares within Sixty (60) calendar days (each the “Deferred Payment Date”) following the end of a three (3) month period (quarter) based on which the applicable Installment is calculated pursuant to this Section 2.7.

2.7.1           Second Installment. The amount of the second Installment shall be determined as follows: (i) consolidated EBITDA of the Group during the First Quarter minus (ii) consolidated Taxes of the Group incurred during the First Quarter, plus (iii) consolidated expenses on new projects initiated by the Group and its management and paid by the Group during the First Quarter, minus (iv) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the end of the First Quarter, plus (v) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the beginning of the First Quarter, multiplied by 1.35. The second Installment shall be comprised of two (2) components: (i) cash in the amount of 50% of aggregate amount of the second Installment and (ii) Consideration Shares with a value equal to 50% of aggregate amount of the second Installment (the number of the Consideration Shares shall be determined based on the price per one (1) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the Deferred Payment Date for the second Installment).

2.7.2           Third Installment. The amount of the third Installment shall be determined as follows: (i) consolidated EBITDA of the Group during the Second Quarter minus (ii) consolidated Taxes of the Group incurred during the Second Quarter, plus (iii) consolidated expenses on new projects initiated by the Group and its management and paid by the Group during the Second Quarter, minus (iv) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the end of the Second Quarter, plus (v) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the beginning of the Second Quarter, multiplied by 1.35. The third Installment shall be comprised of two (2) components: (i) cash in the amount of 50% of aggregate amount of the third Installment and (ii) Consideration Shares with a value equal to 50% of aggregate amount of the third Installment (the number of the Consideration Shares shall be determined based on the price per one (1) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the Deferred Payment Date for the third Installment).

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2.7.3           Fourth Installment. The amount of the fourth Installment shall be determined as follows: (i) consolidated EBITDA of the Group during the Third Quarter minus (ii) consolidated Taxes of the Group incurred during the Third Quarter, plus (iii) consolidated expenses on new projects initiated by the Group and its management and paid by the Group during the Third Quarter, minus (iv) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the end of the Third Quarter, plus (v) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the beginning of the Third Quarter, multiplied by 1.35. The fourth Installment shall be comprised of two (2) components: (i) cash in the amount of 50% of aggregate amount of the fourth Installment and (ii) Consideration Shares with a value equal to 50% of aggregate amount of the fourth Installment (the number of the Consideration Shares shall be determined based on the price per one (1) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the Deferred Payment Date for the fourth Installment).

2.7.4           Fifth Installment. The amount of the fifth Installment shall be determined as follows: (i) consolidated EBITDA of the Group during the Fourth Quarter minus (ii) consolidated Taxes of the Group incurred during the Fourth Quarter, plus (iii) consolidated expenses on new projects initiated by the Group and its management and paid by the Group during the Fourth Quarter, minus (iv) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the end of the fourteenth calendar month after the Final Closing Date, plus (v) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the beginning of the tenth calendar month after the Final Closing Date, multiplied by 1.35. The fifth Installment shall be comprised of two (2) components: (i) cash in the amount of 50% of aggregate amount of the fifth Installment and (ii) Consideration Shares with a value equal to 50% of aggregate amount of the fifth Installment (the number of the Consideration Shares shall be determined based on the price per one (1) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the Deferred Payment Date for the fifth Installment). If the Financial Results exceeds Seven Hundred and Forty Three Thousand US Dollars (US $743,000), then the fifth Installment shall be increased by the amounts, which the Sellers haven’t received in terms of previous Installments (first to forth Installments) due to change (if any) from “simplified” taxation system under the local laws the Target Companies listed in Part B of Exhibit B used before the transfer of the Interests to the Purchasers to the “regular” taxation system under the local laws for such Target Companies, and the fifth Installment as well as the Extra Payment (as provided in Section 2.7.5 below) shall be calculated as if the said change in taxation system had not occurred. “Financial Results” shall mean (i) consolidated EBITDA of the Group during the twelve (12) months period from the Final Closing Date minus (ii) consolidated Taxes of the Group incurred during the twelve (12) months period from the Final Closing Date, plus (iii) consolidated expenses on new projects initiated by the Group and its management and paid by the Group during the twelve (12) months period from the Final Closing Date, minus (iv) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the end of the twelve (12) months period from the Final Closing Date, plus (v) the amount of 60 (sixty) days overdue accounts receivables of the Group as at the beginning of the twelve (12) months period from the Final Closing Date (in each case without multiplication by 1.35).

2.7.5           During the sixteenth (16th) calendar month after the Final Closing Date, the Parties will review the consolidated financial statements of the Group to determine if, during such fifteenth (15th) calendar month after the Final Closing Date, the Group received and collected accounts receivable that relate to the Business during the first twelve (12) months after the Final Closing Date (the “Overdue Funds”). If Overdue Funds have in fact been received by the Group, an extra payment (the “Extra Payment”) (composed of 50% cash and of 50% Consideration Shares) equal to: (i) the amount of abovementioned received Overdue Funds multiplied by (ii) 1.35 will be due to the Sellers within forty-five (45) calendar days after the end of the Fifth Quarter.

2.7.6           Purchase Price Limitations. Notwithstanding anything to the contrary contained in this Agreement or any other documents, (a) the aggregate sum of the first Installment and the Deferred Consideration shall not exceed the amount of the Purchase Price Cap (i.e., US $8,482,000) and (b) the aggregate sum of the Deferred Consideration shall not exceed One Million Two Hundred and Eighty-Two Thousand US Dollars (US $1,282,000).

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2.7.7           Operational Expenses Limitations. If the amount of Operational Expenses of any Target Company in 2015 or 2016 are higher than the same Operational Expenses of such Target Company in 2014 as set forth in the Financial Statements for 2014 by 15% or more (the “Operational Expenses Threshold”), such excess over and above the Operational Expenses Threshold shall not affect negatively any of the calculations made pursuant to this Agreement for the purposes of determining the Deferred Consideration and the Purchase Price. All calculations made for the purposes of determining the Purchase Price and/or any of the Installments shall be made as if the Operational Expenses Threshold has not been exceeded (i.e., without taking into consideration any such excess over and above the Operational Expenses Threshold). Sellers confirm and represent and warrant to the Purchasers that in 2014 all operational expenses of each Target Company were actually paid for by such Target Company rather than other person or entity or other Target Company or parent entities or a larger group of entities.

2.7.8           Cyprus Freeze Claims. All monetary claims of the clients of Target Companies (any of them), funds of which were frozen due to Cyprus Freeze (each the “Cyprus Freeze Claim”), shall be settled by the Seller(s). If, following the date hereof, any of the Purchasers or any Target Company receives Cyprus Freeze Claim, the Purchasers shall within three (3) Business Days or as soon as reasonably practical from the date of receipt of Cyprus Freeze Claim, notify the Sellers of such claim in reasonable details available to Purchasers or the Target Companies, including, inter alia, name and contact details of the claimant and amount of the Cyprus Freeze Claim if such information was made available to the Purchasers or the Target Companies by such claimant. The Seller(s) shall settle the Cyprus Freeze Claim within ninety (90) Business Days from the date of receipt of respective notification from the Purchasers (the “Settlement Term”) and deliver to the Purchasers a statement from the applicable claimant or other evidence reasonably acceptable to the Purchasers and the Guarantor, confirming the settlement of the Cyprus Freeze Claim (the “Settlement Statement”). If the Settlement Statement is not received within three (3) Business Days from the date of expiration of Settlement Term, respective Cyprus Freeze Claim shall be settled by the Purchasers and the cash component of the relevant Installment immediately following the date of such settlement shall be adjusted downwards for the amount of settled Cyprus Freeze Claim. For avoidance of doubt the total amount of adjustment of the Purchase Price for Cyprus Freeze Claims shall not exceed the amount of US $337,500.

2.7.9           Consideration Shares Limitations. Notwithstanding anything to the contrary contained in this Agreement or any other documents, (a) in all circumstances any and all sales or other dispositions of NETE Stock by any Seller shall limited to the sale or disposition of NETE Stock having, at the time of such sale or disposition, the value of not more than Three Hundred Thousand US Dollars (US $300,000) per day and (b) at no time shall Net Element, Inc. issue shares of NETE Stock if such transaction would result in the issuance of more than 19.9% of the amount of issued and outstanding common stock of Net Element unless (i) Net Element, Inc.’s stockholders shall have approved the issuance of shares of common stock in excess of 20%, or (ii) NASDAQ has provided a waiver of Listing Rule 5635(d). In case any NETE Stock transferred (or to be transferred) to the Sellers hereunder would be in excess of the above percentage, then any balance amount due shall be paid in cash rather than in NETE Stock, unless the Parties agree otherwise.

2.7.10         Other limitations. For the purposes of calculation of the Deferred Consideration any and all expenses, that might be incurred by the Group after the Final Closing Date, related to new Group projects shall be deducted in calculating Deferred Consideration EBIDTA, provided in each case that such expenses (taken aggregately) would be in excess of Ten Thousand US Dollars (US $10,000).

2.7.11         All calculations for the above figures shall be determined in a manner consistent with GAAP.

2.8         Value Guaranteed Floor of Consideration Share(s).

2.8.1           Purchasers unconditionally guarantee that the value of any Consideration Share(s) not sold or otherwise transferred or disposed of by the Sellers (“Remaining Consideration Share(s)”) at the end of the twelve (12) month period following the issuance of such Remaining Consideration Share(s) as part of the applicable Installment at the time of payment of such Installment (“Guarantee Period”) will not be less than the value that such Remaining Consideration Share(s) would have had at the date of issuance thereof to the Sellers. For avoidance of doubt, for any Remaining Consideration Share(s), such twelve (12) month Guaranty Period shall start from the date of the issuance by the transfer agent of Net Element, Inc. of the stock certificate representing such Remaining Consideration Share(s) to the applicable Seller(s). The Guarantee Period shall apply independently to each portion of the Remaining Consideration Shares issued to the Sellers hereunder from the date of such issuance (the date of the issuance shall be evidenced by the date of the applicable stock certificate).

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2.8.2           If, at the end of the applicable Guarantee Period, the value of respective Remaining Consideration Share(s) would be less than the value thereof at the date of the issuance of such shares to the applicable Seller(s), Purchasers will pay to the applicable Seller(s) a cash equivalent of the difference between the said values (the “Difference”). This obligation with respect to the Remaining Consideration Share(s) shall only apply (a) at the last date of the applicable Guarantee Period and (b) only if the aggregate cash proceeds received by the Sellers from cash amounts paid by the Purchasers as a part of the Purchase Price and from the sales or other dispositions of all Consideration Shares before the end of the applicable Guarantee Period is less than the aggregate amount of all Installments (and the Extra Payment, if any) which would have been due and payable at the end of the applicable Guarantee Period.

2.8.3           Within ten (10) Business Days commencing on the last Business Day of the applicable Guarantee Period (inclusive), the affected Seller(s) shall deliver to Purchasers and Guarantor with a written statement of its calculation of the Difference, supported with all necessary documentation confirming that the guaranty obligations of Purchasers pursuant to Sections 2.8.1 and 2.8.2 above apply. If either Purchasers or the Guarantor does not object to such statement within (10) Business Days commencing on the date when the statement specified above is delivered to the Purchasers and Net Element, Inc. pursuant to the terms hereof (the “Review Period”), the statement shall be deemed to be agreed by Purchasers and the Difference must be fully paid in immediately available funds in US Dollars within (10) Business Days from the last date of the Review Period to the bank accounts of the Seller(s) specified in the statement. If either Purchasers or Net Element, Inc. provides an objection to the statement, then Section 2.6 shall apply accordingly as if the statement provided pursuant to this Section 2.8.3 is the Purchase Price Statement to which the Objection Notice has been issued (except that the objecting party would be either Purchasers or the Guarantor rather than the Sellers).

2.9         Options.

2.9.1           If the transfer of the Interests with respect to any Target Company hereunder is completed, then during the period of six (6) months after the Final Closing Date the Sellers shall have a right, by written notice to Purchasers (“Sellers’ Option Notice”), to require the Purchasers to sell back to the Sellers such Interests that have been actually transferred to the Purchasers by Sellers prior to the Sellers’ Option Event for One Thousand US Dollars (US $ 1,000) if the following event occurs during the period of six (6) months after the Final Closing Date: the delisting by the NASDAQ Capital Market of the NETE Stock (“Sellers’ Option Event”).

2.9.2           If a Purchasers’ Option Event occurs, then Purchasers shall, subject to the one-time extension set forth in Section 2.9.6 hereto, have the right, by written notice to the Sellers (the “Purchasers’ Option Notice”), to require the Sellers to return to the Purchasers (a) all Consideration Shares (free and clear of any and all liens, claims and encumbrances of any nature whatsoever) and (b) all monies paid or delivered by Purchasers, the Guarantor or their Affiliates to the Escrow Agent (or the Sellers, if any payments were made to the Sellers directly) in consideration for the Purchasers transferring and assigning such Interests that have been actually transferred to the Purchasers by Sellers prior to the Purchasers’ Option Event, free and clear of any and all liens, claims and encumbrances of any nature whatsoever, back to the Sellers.

2.9.3           As soon as practically possible but in no event later than 15 (fifteen) Business Days from the delivery of the Sellers’ Option Notice by the Sellers (i) the Sellers shall, transfer to Purchasers One Thousand US Dollars (US $ 1,000); and (ii) immediately upon such transfer, Purchasers shall transfer, assign and re-convey to Sellers such Interests that have been actually transferred to the Purchasers by Sellers prior to the Sellers’ Option Event, free and clear of any and all liens, claims and encumbrances of any nature whatsoever, in the same conditions as it shall have been transferred at the Final Closing Date (for this Section and Section 2.9.4 below shall be referred to as the “Option Closing”).

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2.9.4           As soon as practically possible but in no event later than 15 (fifteen) Business Days from the delivery of the Purchasers’ Option Notice by the Purchasers, (i) the Sellers and the Purchasers shall issue a joint instruction to the Escrow Agent to, return and transfer to Purchasers all monies paid by Purchasers, the Guarantor or their Affiliates and all Consideration Shares (free and clear of any and all liens, claims and encumbrances of any nature whatsoever); (ii) if any payments were made to the Sellers directly or any Consideration Shares were delivered to Sellers directly, the Sellers shall return and transfer to Purchasers all monies paid by Purchasers, the Guarantor or their Affiliates and all Consideration Shares (free and clear of any and all liens, claims and encumbrances of any nature whatsoever); and (iii) immediately upon such return and transfer, Purchasers shall return, transfer, assign and re-convey to Sellers such Interests that have been actually transferred to the Purchasers by Sellers prior to the Purchasers’ Option Event, free and clear of any and all liens, claims and encumbrances of any nature whatsoever, in the same conditions as it shall have been transferred at the Final Closing Date.

2.9.5           Upon the either Option Closing under Section 2.9.3 or Section 2.9.4 above, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Purchasers, any Target Company or Sellers. As part of the either Option Closing, each Party shall execute and deliver a mutual release, in the form mutually agreed by the Sellers and Purchasers, of any and all claims and liabilities against each other and their respective Affiliates, directors, officers, employees, independent contractors, mangers, members, shareholders, agents and representatives.

2.9.6           If by the Cut-Off Date (i) the Sellers make all actions necessary under local laws for completion of the transfer to the Purchasers of all of the Interests free and clear of any and all liens, claims and encumbrances of any nature whatsoever in the manner as set forth in Sections 2.4 and 2.5 of this Agreement (i.e. for occurrence of the Final Closing), and (ii) the Final Closing does not occur due to actions (failure to act) of the Governmental Authorities, Service Provider of any Target Company, mail or courier service, notaries or any of the Purchasers, the Purchasers’ right to exercise its option under Section 2.9.2 hereof shall be postponed by another sixty (60) calendar days and the Cut-Off Date shall be extended for another sixty (60) calendar days upon the Sellers’ and the Purchasers’ joint written instruction to the Escrow Agent, in which event the seventy day period in Section 2(b) of the Escrow Agreement shall be extended by such sixty (60) calendar days. This shall be a one-time extension of the Purchasers’ right to exercise its option under Section 2.9.2. For the purposes of this Section 2.9.6, the Sellers shall be deemed to have made all actions necessary for occurrence of the Final Closing if they have unintentionally made no more than 5 substantive errors in the documents related to the transfer of Interests and took prompt actions to correct such errors, provided however that nothing in this Section 2.9.6 shall change or terminate the Purchasers’ right to receive the Interests under this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES

3.1         Disclosure Schedules. Concurrently with the execution and delivery of this Agreement, the Target Companies and the Sellers have delivered to Purchasers, and Purchasers have delivered to the Sellers, a schedule (respectively, its or their "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate in response to an express informational requirement contained in or requested by a provision hereof.

3.2         Representations and Warranties With Respect to Target Companies. Subject to limitations set out herein below and except as set forth in the Disclosure Schedule, each of Sellers and each Target Company represents, warrants and agrees that the following statements will be true and correct as of the Initial Closing Date and as of the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder, except for those specifically relating to a time or times other than the Initial Closing Date or such date when the Interests are actually transferred by the Sellers to the Purchasers hereunder (as applicable) (which shall be true and correct in all respects at such time or times):

3.2.1          Organization; Good Standing; Qualification; Power and Authority. Each Target Company is a limited liability company or a corporation validly existing and in good standing under the laws of the jurisdiction of its formation. Each Target Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of the business conducted or the properties or assets owned or leased by it makes such qualification necessary. Each of the Target Companies has the full power and authority to carry on its business as it is now conducted and to own, lease and operate its properties. Each of the Target Companies has delivered to any of the Purchasers complete and correct copies of such Target Company’s articles, bylaws, shareholders or operating agreement and other formation and organizational documents, as amended and in effect on the date hereof (collectively, the “Organizational Documents”).

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3.2.2        Employees. Schedule 3.2.2 of the Group’s Disclosure Schedule sets forth a complete list of the name, title and date of hire of each of the Target Companies’ present Key Persons. Except as disclosed on Schedule 3.2.2 of the Group's Disclosure Schedules, to the Knowledge of the applicable Target Company, none of the Key Persons is currently engaged, directly or indirectly, in competition with the Target Company or the Group.

3.2.3       Capitalization.

(a)          All of the Interests are in relevant proportions (as provided in Exhibit B hereto) legally and beneficially and directly owned by Sellers and the Interests are validly issued, fully paid and non-assessable. There are no outstanding warrants, options, rights, calls or other similar commitments of any nature relating to the Interests.

(b)          All taxes, fees and other charges due or owing as of the date hereof in connection with the issuance or registration of the Interests have been paid in full.

(c)          The Interests constitute all of the issued and outstanding 100% of the share capital of each of the Target Companies.

(d)          Details of each of the Target Companies are set forth in Exhibit G hereto.

3.2.4       Authority. Each Target Company has full right, power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All authorizations and approvals necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Target Company have been obtained. This Agreement is a valid and binding obligation of such Target Company, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without the lapse of time or the giving of notice or both: (i) violate the Organizational Documents of such Target Company, (ii) result in the termination of or any breach of any of the terms or provisions of, result in the acceleration of the performance required by, or constitute a default under, any deed of trust, indenture, indebtedness or material contract, lease, agreement or other instrument, or any judgment, decree or order of any Governmental Authority to which such Target Company is a party or by which any of them or any of their respective assets may be bound, or (iii) violates any Law applicable to such Target Company. No consent or approval, authorization, order, regulation or qualification in or filing of or with any third party or any Governmental Authority is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by such Target Company.

3.2.5       Cash amounts. Total cash and cash equivalents of each Target Company as of the date hereof, including holding amounts owed to the clients of the Group, will remain with the Group except for the cash and cash equivalents spent in the ordinary course of business. For avoidance of doubt, cash and cash equivalents of the Group shall be calculated net of issued but un-cleared checks and drafts and net of any overdrawn accounts.

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3.2.6        Financial Statements. The books and records, including the general ledger details, of each Target Company for the years 2012, 2013 and 2014 and relevant period of 2015 are correct and complete in all material respects, fairly and accurately reflect the income, expenses, assets and liabilities of such Target Company as is required under relevant Legal Requirements and provide a fair and accurate basis for the preparation of the financial statements and tax returns of such Target Company. Copies of (i) the balance sheet and related statement of income and the statements of members’ equity and cash flows (including any related notes and schedules thereto) for the fiscal year ended December 31, 2014 are provided as Schedule 3.2.6 hereto (the “Financial Statements”) and (ii) the Group’s management accounts under the LAS as of January 31, 2014 (the “Management Accounts”). The Financial Statements and the Management Accounts are in accordance with the books and records of each of the Target Companies in all material respects. The Sellers have provided the Purchasers with all materials requested by the Purchasers during Due Diligence Investigation and such materials are sufficient, in the opinion of the Sellers, to ascertain the measure of the Financial Statements’ accordance with the books and records of respective Target Companies in all material respects and to apprehend fairly, in all material respects, the financial position of such Target Companies. The actual gross revenue of the Group in the first nine (9) months of 2014 was not less than Two Million Sixty-Five Thousand US Dollars (US $2,650,000) and the actual net profit of the Group in the first nine (9) months of 2014 was not less than Sixty-Seven Thousand US Dollars (US $67,000) per calculation provided by Sellers to the Purchasers during Due Diligence Investigation and upon which calculation the Purchasers relied. For the purposes of calculation of the actual gross revenue and net profit stipulated by this Section 3.2.6 any funds received by any Target Company in a currency other than US Dollars shall be deemed to be converted into the US Dollars at the rate published by the Bank of Russia on the date of such funds receipt by respective Target Company. The Management Accounts present fairly, in all material respects, the financial position of such Target Companies at and for the periods indicated, and the results of their operations for the periods indicated in conformity with LAS (except that the Management Accounts do not include any notes thereto and are subject to normal year-end adjustments the effect of which will not, individually or in the aggregate, be materially adverse to such Target Company).

3.2.7       Liabilities. None of the Target Companies has any material liability or obligation (whether known or, to the best of such Target Company’s Knowledge, unknown, accrued, absolute, contingent or otherwise) which is of a nature that if known would be required to be reflected in financial statements prepared in accordance with GAAP consistently applied, nor has any event occurred, known or unknown, which, with the giving of notice, the passage of time or both, would create such a liability or obligation, except for (i) liabilities and obligations which are disclosed or reserved against in the Financial Statements, (ii) liabilities incurred or accrued in the ordinary course of business consistent with past practice since February 28, 2015, (iii) liabilities revealed by any of the Purchasers during Due Diligence Investigation and specifically listed in Schedule 3.2.7 of the Group’s Disclosure Schedule and (iv) liabilities arising out of the Cyprus Freeze case and not exceeding US $337,500. For the purposes hereof “material” shall mean any liability or obligation in excess of Ten Thousand US Dollars (US $ 10,000).

3.2.8       Taxes. For the period of financial years 2012, 2013 and 2014 and relevant period pending Initial Closing Date:

-	any and all Tax Returns with respect to each Target Company that are required to be filed have been timely filed (including any permitted extensions) with the appropriate Governmental Authorities and such Tax Returns (including information provided therewith or with respect thereto) are true, complete and correct in all material respects.

-	each Target Company has timely paid all Taxes for the said period or portion thereof ending on or prior to the Initial Closing Date, to the extent due and payable on or prior to the Initial Closing Date (including any extensions thereof).

-	there are no Tax audits or investigations pending or, to the Knowledge of each Target Company, threatened with respect to such Target Company.

-	no Tax deficiencies (including penalties and interest) of any kind have been assessed against any Target Company, other than deficiencies that have been satisfied by payment or settlement, or withdrawn.

-	there are no liens for Taxes upon the assets or properties of any Target Company.

-	each Target Company has withheld (or will withhold) from its employees, independent contractors, creditors, stockholders and third parties and timely paid to the appropriate Governmental Authority proper and accurate amounts in all material respects for all relevant periods in compliance with all Tax withholding and remitting provisions of applicable Laws and have each complied in all material respects with all Tax information reporting provisions of all applicable Laws.

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3.2.9        Proceedings; Claims. None of the Target Companies is a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes for which such Target Company may be liable, and no claim for assessments or collection of Taxes for which such Target Company may be liable has been asserted or, to the Knowledge of such Target Company, threatened. None of the Target Companies has executed or filed with the U.S. Internal Revenue Service or any other U.S. or non-U.S. taxing authority any agreement, which is still in effect, extending the period for assessment or collection of any income or other Taxes for which such Target Company may be liable. None of the Sellers, any Target Company, or any of their respective Affiliates has received notice of any claim from any Governmental Authority in a jurisdiction where such Target Company does not file Tax Returns that such entities are or may be subject to taxation by that jurisdiction by reason of the operation of the Business or otherwise.

3.2.10     Transactions with Affiliates. There is no indebtedness between any of the Target Companies, on the one hand, and any of its managers, officers or employees, any member of the Group, or any relative, beneficiary or spouse of such person or any Affiliate of any of the foregoing (collectively, a "Company Related Person") or Affiliate of the Group, on the other, other than advances made in the ordinary course of business for business purposes and salaries paid in arrears for no more than one payment cycle, indebtedness in excess of US$ 10,000 (ten thousand US Dollars) in the aggregate and (in each case) consistent with past practices that are listed and/or those otherwise set forth on Schedule 3.2.10 of the Group’s Disclosure Schedule (the "Intercompany Debt"). No such Company Related Person or Affiliate provides or causes to be provided any assets, services (other than services as an officer, manager or employee) or facilities to any Target Company in excess of Ten Thousand US Dollars (US $ 10,000) in the aggregate. None of the Target Companies provides or causes to be provided any assets, services or facilities to any such Company Related Person or Affiliate (other than among such Target Company and with respect to their employment as directors, officers or employees of such Target Company). None of the Target Companies beneficially owns, directly or indirectly, any investment in or issued by any such Company Related Person or Affiliate. Except as disclosed to Purchasers in writing and listed in Schedule 3.2.10 of the Group’s Disclosure Schedule, there are no contracts with any such Company Related Person or Affiliate to which such Target Company is a party or by which it is bound in excess of Ten Thousand US Dollars (US $ 10,000) in the aggregate.

3.2.11     Personal Property. Schedule 3.2.11 of the Group’s Disclosure Schedule sets forth an accurate list of all material assets and personal property owned, leased or used by the Group. Material for purposes of this Section shall mean any assets with book or market value of US $5,000 or more. The assets and personal property owned, leased or used by the Group has been maintained in accordance with good industry practice and is sufficient in amount and condition to conduct the Business as presently conducted and, taken as a whole, is in good operating condition, and is being used and operated in conformity in all material respects with all applicable Laws.

3.2.12    Title to Assets; Absence of Liens and Encumbrances, Etc. Each Target Company owns outright and/or has a valid leasehold interest in all the equipment, properties and assets, real and personal, tangible and intangible, of every nature and description, including, without limitation, those reflected in the balance sheet of the Group for the period ended February 28, 2015 (except as to inventory since sold in the ordinary course of business) used in the Business, all free and clear of all liens, claims and encumbrances (except for exclusive, non-transferrable license by Target Company 1, as licensor, to AnastasiaDate Ltd., as licencee, under that certain software license agreement, dated January 1, 2015, to use the processing software named Online Payment Processing Solution v. 1.0 ) as of the date hereof and as of the date of the transfer of the Interests from the Sellers to the Purchasers hereunder. For avoidance of doubt, upon the transfer of the Interests from the Sellers to the Purchasers hereunder, the system referred to as “1С УП 8.3” together with all additional software and/or hardware related to “1С УП 8.3” and all related source codes and object codes, in all events sufficient for uninterrupted operations of the Target Companies, shall be transferred to the Purchasers as part of the assets of the Target Companies.

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3.2.13    Licenses and Regulatory Approvals and Filings. Each Target Company has all material permits, licenses and authorizations that are required in order to permit it or them to own and operate the Business as currently conducted; all such permits, licenses and authorizations are listed on Schedule 3.2.13 of the Group’s Disclosure Schedule and correct copies thereof have been provided by such Target Company to Purchasers; all such permits, licenses and authorizations are in full force and effect and, to the Knowledge of such Target Company, no suspension or cancellation of any of them is threatened or reasonably likely. No Russian antimonopoly consent (i.e., the approval of the acquisition of the Interest by Purchasers by the relevant anti-trust authority) is required in connection with this Agreement or the transactions contemplated in this Agreement. No Target Company is a strategic enterprise within the meaning of local laws. All such permits, licenses and authorizations are current.

3.2.14    Compliance with Law. Each Target Company has been, and is, in compliance with all licenses, franchises, permits and other authorizations to the extent required by applicable Law or Governmental Authorities in connection with the conduct of the Business as now operated. The Business has been conducted and is now being conducted in compliance with all applicable Laws, including all applicable foreign trade, anti-corruption, anti-money laundering or other similar Laws.

3.2.15    Contracts. Except as set forth on Schedule 3.2.15 of the Group’s Disclosure Schedule, none of the Target Companies is a party to or bound by any material (in each case in excess of Ten Thousand US Dollars (US $ 10,000), unless otherwise specifically stated): (i) oral or written contract not made in the ordinary course of business, (ii) contract with any labor union, (iii) Benefit Plan (iv) contract or lease or series of related contracts or leases involving payment by or to such Target Company of more than US $50,000 in any one year period unless terminable by the applicable Target Company, without penalty, upon no more than sixty (60) days’ advance written notice to the other party(ies) thereto, (v) material license or agreement relating in whole or in part to Intellectual Property, (vi) agreement or arrangement for the sale of any assets or the grant of any preferential rights to purchase any assets, property or rights or requiring the consent of any party to the transfer thereof other than in the ordinary cause, (vii) agreement with respect to any merger or consolidation, acquisition or sale of a substantial amount of assets or a change in control of such Target Company, (viii) power of attorney or other instrument or arrangement authorizing anyone to act for or in any way commit such Target Company to any action, (ix) oral or written contract or agreement with any Company Related Person, (x) contracts with customers or suppliers of the Business for the sharing of fees, the rebating of charges or other similar arrangements; (xi) contracts containing any "most favored nation" type provision; (xii) contracts containing any "take or pay" type provision in favor of a third party; or (xiii) contracts containing covenants or terms that affect the Business and that (A) restrict the ability of such Target Company (or after the Initial Closing, the Purchasers) to compete in any line of business or with any Person in any geographical area or (B) restrict the ability of any other Person to compete with such Target Company in any line of business or in any geographical area (excluding any restrictive covenants entered into between such Target Company, on the one hand, and any current or former employee of such Target Company, on the other hand). Schedule 3.2.15 of the Group’s Disclosure Schedule provides a list of all contracts of each Target Company or with respect to the Business. True and complete copies of all contracts set forth on Schedule 3.2.15 of the Group’s Disclosure Schedule have been delivered to Purchasers. No event which, with or without the passage of time or the giving of notice or both, constitutes a material default by or material breach of any party to any such contract or agreement has occurred.

3.2.16     Certain Lists.

(a)          Schedule 3.2.16(a) of the Group’s Disclosure Schedule contains a list, as of the date hereof, of the name of each bank in which each Target Company has an account or safe deposit box and the names of all persons authorized to draw thereon or have access thereto.

(b)          Schedule 3.2.16(b) of the Group’s Disclosure Schedule contains a list, as of the date hereof, of the location of any property of any kind, including inventory, in which the Group has any interest.

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3.2.17    Compliance with Laws Relating to Employment. Each Target Company has paid all salaries and wages due and payable prior to the Initial Closing Date and has complied in all material respects with all Laws applicable to it with respect to employment, employment practices and employment benefits, terms and conditions of employment, and wages and hours. None of the Target Companies is engaged in any unfair labor practices. There are no unfair labor practice or similar complaints relating to such Target Company pending before any Governmental Authority. There are no material controversies pending or, to the Knowledge of such Target Company, threatened between or among either such Target Company and any of their respective employees or any labor union or other collective bargaining unit representing any of their employees. No union or other collective bargaining unit has been certified or recognized by such Target Company as representing any of its employees. None of the Target Companies is subject to, or, to the Knowledge of such Target Company, threatened by, any strike or other labor disturbance by any group of employees, and no attempt or plan to organize such Target Company’s employees, is to the Knowledge of such Target Company, threatened or contemplated.

3.2.18     Employee Benefit Plans. There is no employee or management incentive plan the cost of which may be charged back to any Target Company. None of the Target Companies have any other benefit plans or any liability or potential liability related thereto, including, without limitation, any obligation to provide any benefits to employees, former employees or beneficiaries of employees or former employees, or to make any contributions to any plans from and after the Initial Closing and/or the Final Closing, except as required by any Legal Requirements. There are no claims, disputes or controversies pending or, to the knowledge of any Seller or any Target Company, threatened involving any employee or group of employees of any of the Target Companies. None of the Target Companies has suffered or sustained any work stoppage and no such work stoppage is threatened. None of the Target Companies has any collective bargaining agreements with any of its employees. There is no labor union organizing or election activity pending or, to the knowledge of any Seller or any Target Company, threatened with respect to any of the Target Companies.

3.2.19     Litigation/Investigations. There are no actions, suits, proceedings or investigations (to the extent such investigation is known by any Target Company or any Seller) of any nature pending or, to the Knowledge of the applicable Target Company, threatened, relating to the Business, such Target Company or any of its properties or assets or relating to the transactions contemplated hereby. Such Target Company is not subject to or in default under any outstanding judgment, order, writ, injunction or decree of any court or of any governmental agency or instrumentality, and there is no such judgment, order, writ, injunction, or decree of any kind in effect enjoining or restraining such Target Company from taking any action of any kind.

3.2.20     Certain Events. Except as set forth in Schedule 3.2.17 of the Group’s Disclosure Schedule, each Target Company has not since and after December 31, 2014:

(a)          purchased, sold or otherwise disposed of any material assets, or assumed or contracted to assume any material obligations, or waived any substantial right other than in the ordinary course of business;

(b)          incurred any obligation or liability, whether absolute, contingent or otherwise other than in the ordinary course of business;

(c)          granted any increase in excess of five percent (5%) in the compensation payable to any officer, manager or employee other than in the ordinary course of business;

(d)          entered into or amended any Benefit Plan;

(e)          entered into or amended any employment or consulting agreement or arrangement other than in the ordinary course of business;

(f)          paid any claim or discharged or satisfied any lien or encumbrance or paid any obligation or liability other than as and to the extent reflected in the balance sheet of the Group for the period ended December 31, 2014, or paid any liability that arose thereafter in the ordinary course of business;

(g)          permitted any policies of insurance covering any property which is material to the Business to lapse or expire without renewal or replacement;

(h)          amended its Organizational Documents;

(i)          taken any other material action other than in the ordinary course of business;

(j)          made any capital expenditures other than in the ordinary course of business;

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(k)          incurred any indebtedness for borrowed money other than in the ordinary course of business;

(l)          suffered any physical damage, distribution or loss (whether or not covered by insurance) materially and adversely affecting the Business or properties of such Target Company; or

(m)          entered into any agreements with respect to any of the foregoing.

3.2.21      Real Property Leases. No real property lease or other real property obligation of each Target Company as a lessee contains any obligation to purchase real property and no third party has an option to purchase real property as to which such Target Company is a lessor. All real property leases to which such Target Company is a party are listed on Schedule 3.2.21 of the Group’s Disclosure Schedule. Copies of all real property leases have been previously delivered to Purchasers. All such leases are valid, subsisting, and enforceable in accordance with their terms, and such Target Company has not received nor given written notice of default or breach thereunder nor is there any basis for such claims.

3.2.22     Business Broker. Except for hiring of Dmitry Volkov by the Target Company 4 for identification of the Interests’ potential purchasers, none of the Target Companies has employed any broker or investment bank with respect to the sale contemplated herein and each Target Company represents that it has not taken any other action that would cause any Target Company or Purchasers to become liable for the payment of any finder’s fee, investment banker’s fee or broker’s fee or commission. All fees for identification of the Interests’ purchaser have been paid to Dmitry Volkov in full.

3.2.23     Intellectual Property.

(a)          As used herein, "Intellectual Property" shall mean all of the following with respect to the Intellectual Property related to or used in the Business: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations-in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, brand names, designs and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations and renewals in connection therewith, (c) all copyrightable works, all copyrights and mask works, and all applications, registrations, and renewals in connection therewith, (d) all trade secrets and confidential business information (including technical information, concepts, techniques, operating and maintenance manuals, ideas, research and development, know-how, formulas, data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (e) specific Business oriented or used or necessary for the Business computer software (including source code, data and related documentation), in each case other than usual operating systems and day-to-day office programs, (f) Internet domain names and universal resource locators ("URLs"), (g) all other proprietary rights, (h) all copies and tangible embodiments thereof (in whatever form or medium) of each Target Company, and (i) and all good will associated with, and all derivatives, improvements and refinements of, any of the foregoing.

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(b)          Schedule 3.2.23 identifies each item of Intellectual Property, which Group owns or has the right to use pursuant to license, sublicense, agreement, or permission, and which is necessary or desirable for and material to the operation of the Business as presently conducted. With respect to each such item of the Group’s Intellectual Property which is required to be identified in Schedule 3.2.23 of the Group’s Disclosure Schedule: (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect; (ii) neither any Target Company nor, to the Knowledge of any Target Company, any other party to the license, sublicense, agreement or permission is, in breach or default in any material respect, and no event has occurred which with notice or lapse of time would constitute a material breach or default or permit termination, modification, or acceleration thereunder; (iii) neither such Target Company nor, to the Knowledge of such Target Company, no other party to the license, sublicense, agreement, or permission has, repudiated any provision thereof; (iv) the underlying item of Intellectual Property is not subject to any outstanding injunction, judgment, order, decree, ruling, or charge; (vi) no action, suit, proceeding, hearing, investigation (to the extent such investigation is known by any Target Company or any Seller), charge, complaint, claim, or demand is pending or, to the Knowledge of such Target Company, is threatened which challenges the legality, validity, or enforceability of the underlying item of Intellectual Property; (vii) such Target Company has not granted any sublicense or similar right with respect to the license, sublicense, agreement, or permission; and (viii) the transactions contemplated hereby will not constitute a breach under, or adversely affect, any license, sublicense, agreement or permission or give any third party a right to terminate or accelerate the performance required by any of the foregoing.

(c)          Neither the Target Companies nor any of their Affiliates, to the best of Knowledge of the Sellers and the Target Companies, has interfered with, infringed upon, misappropriated, or otherwise come into conflict with any Intellectual Property rights of any person, and neither such Target Company nor any of its Affiliates has received in writing any charge, complaint, claim, demand, or notice alleging any such interference, infringement, misappropriation, or violation (including any claim that such Target Company or any of its Affiliates must license or refrain from using any Intellectual Property rights of any person). No person has interfered with, infringed upon, misappropriated, or otherwise come into conflict with, any of the Intellectual Property of such Target Company.

3.2.24     Real Property. All real property currently owned by, leased to, to be leased to or otherwise occupied by the Group (individually and collectively, the "Real Property") is listed on Schedule 3.2.24 of the Group’s Disclosure Schedule, with an indication of whether such Real Property is owned by any Target Company (the "Owned Real Property") or leased from a third party (the "Leased Real Property"). All Real Property previously owned or leased by each Target Company is also listed on Schedule 3.2.24 of the Group’s Company Disclosure Schedule (individually and collectively the "Previous Locations"). With respect to the Real Property: (a) there are no unpaid assessments for any public improvements; (b) neither any Target Company nor any of the Sellers have received any notice from any Governmental Authority of intention to make any public improvements for which Sellers or such Target Company may be assessed, directly or by reason or a leasehold interest or otherwise, or of any condemnation proceedings involving any of the Real Property, and to the Knowledge of any Target Company, no such assessment or condemnation proceeding is threatened or contemplated; and (c) all Owned Real Property and each Target Company’s leasehold interest in all Leased Real Property is free of liens or encumbrances. All Real Property, including all improvements located thereon, is in a good state of repair.

3.2.25    Business Partners and Suppliers. Schedule 3.2.25 of the Group’s Disclosure Schedule is a complete list of the top twenty (20) business partners and suppliers of the Group within the past 12 months. None of such business partners or suppliers has given written notice to any Target Company or to any of the Sellers that such business partners or supplier may be, intends to terminate or modify or has terminated or modified its relationship with any Target Company, and Sellers agree to immediately notify Purchasers of receipt of written notice of any change or prospective change in any such relationship prior to the Initial Closing Date. There are no customer prepayments or deposits save for those provided in the ordinary course of business.

3.2.26    Disclosure. No representation and (or) warranty contained in this Article 3 in any schedule in the Group’s Disclosure Schedule or in the Certificate described in Section 5.2.3 contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

3.3        Representations and Warranties With Respect to Sellers. Except as set forth in the Sellers’ Disclosure Schedule, each of Sellers represents, warrants and agrees as follow only with respect to itself, himself or itself:

3.3.1     Title. Each Seller legally and beneficially owns the applicable portion of the Interests, and Sellers together legally and beneficially own all of its, his, her or their (as applicable) Interests in the Target Companies free and clear of all liens, claims and encumbrances of any nature whatsoever, and upon delivery to Purchasers of the Interests as provided in Section 2.5.1 hereof, Purchasers shall receive good and valid title to such Interests free and clear of all liens, claims and encumbrances.

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3.3.2     Authority. Each of the Sellers has full right, power and capacity to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All authorizations and approvals necessary in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Seller have been obtained. This Agreement is a valid and binding obligation of Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without the lapse of time or the giving of notice or both: (i) violate the Organizational Documents of any of the Sellers; (ii) result in the termination of or any breach of any of the terms or provisions of, result in the acceleration of the performance required by, or constitute a default under, any deed of trust, indenture, mortgage, indebtedness or material contract, lease, agreement or other instrument, or any judgment, decree or order of any Governmental Agency to which any of the Sellers is a party or by which he or any of his respective assets may be bound, or (iii) violate any Law applicable to any of the Sellers. Except as specifically contemplated by this Agreement, no consent or approval, authorization, order, regulation or qualification in or filing of or with any third party or any Governmental Authority, if any, is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Sellers.

3.3.3     Litigation. There are no actions, suits, proceedings or investigations of any nature pending or, to the Knowledge of Sellers, threatened in writing against Sellers that challenge the validity of the transactions contemplated by this Agreement or would prevent or prohibit the consummation of the transactions contemplated hereunder.

3.3.4     Taxes. There are no Tax audits or investigations pending or, to the knowledge of Seller, threatened with respect to Seller relating to any Target Company or the Business. Seller is not a party to any pending action or proceeding by any Governmental Authority for assessment or collection of Taxes relating to any Target Company for which such Target Company may be liable, and no claim for assessments or collection of Taxes relating to such Target Company for which any Target Company may be liable has been asserted or threatened. Seller has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement, which is still in effect, extending the period for assessment or collection of any Taxes relating to any Target Company for which such Target Company may be liable.

3.3.5     Business Broker. Seller has not employed any broker or investment bank with respect to the sale contemplated herein and Seller represents that it has not taken any other action that would cause any Target Company or Purchasers to become liable for the payment of any finder’s fee, investment banker’s fee or broker’s fee or commission.

3.3.6     Disclosure. No representation or warranty contained in this Section or in the Certificate described in Section 4.2.2 contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

3.4         Representations and Warranties of Purchasers. Each of the Purchasers represents, warrants and agrees as follows:

3.4.1     Organization; Good Standing; Power and Authority; Effective Agreement. TOT Group Russia LLC is a limited liability company validly existing under the laws of the Russian Federation, and TOT Group Europe Ltd. is a company organized and existing under the laws of England and Wales. Purchasers have the power and authority to carry on their respective business as it is now conducted, and to own, lease and operate their respective properties. Purchasers have the necessary power and authority to execute and deliver this Agreement and shall at the Initial Closing and the Final Closing have taken all necessary action to consummate the transactions contemplated hereby at such dates. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary company action of Purchasers. This Agreement is a valid and binding obligation of Purchasers, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally or by the principles governing the availability of equitable remedies.

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3.4.2      No Violation, Consents. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, with or without the lapse of time or the giving of notice or both: (i) violate the Organizational Documents of Purchaser, (ii) result in the termination of or any breach of any of the terms or provisions of, result in the acceleration of the performance required by, or constitute a default under, any material deed of trust, indenture, indebtedness or material contract, lease, agreement or other instrument, or any judgment, decree or order of any Governmental Authority to which either Purchaser is a party or by which it or any of its assets may be bound, or (iii) violate any Law applicable to Purchaser. Other than filings with the SEC and Nasdaq required by the U.S. securities laws and the Nasdaq rules listed in Schedule 3.4.2 of the Purchaser’s Disclosure Schedule hereto, no consent or approval, authorization, order, regulation or qualification in or filing of or with any third party or any Governmental Authority is required for the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by Purchaser.

3.4.3      Litigation. There are no actions, suits, proceedings or investigations of any nature pending or, to the knowledge of Purchaser, threatened in writing against Purchasers or any of its Affiliates that challenge the validity of the transactions contemplated by this Agreement or would prevent or prohibit the consummation of the transactions contemplated hereunder.

3.4.4      Business Broker. Purchasers have not employed any broker or investment bank with respect to the sale contemplated herein and Purchasers represent that they have not taken any other action that would cause Sellers to become liable for the payment of any finder’s fee, investment banker’s fee or broker’s fee or commission.

3.4.5      Disclosure. No representation or warranty in this Section 3.4 or in the Certificate described in Section 5.1.2 contains or will contain any untrue statement of a material fact, or omits or will omit a material fact necessary to make the statements contained herein or therein not misleading.

ARTICLE 4

COVENANTS

4.1         Covenants of Target Companies and Sellers.

4.1.1      Conduct of Business; Certain Covenants. From and after the date hereof and prior to the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder, each Target Company agrees, and Sellers agree to cause each Target Company, to conduct the Business and operations of such Target Company only in the ordinary course consistent with past practices and use its and their commercially reasonable efforts to preserve intact the Business and such Target Company’s assets and such Target Company’s organizations and relationships with employees, agents, customers and others having business dealings with them.

4.1.2      Certain Prohibited Transactions. From and after the date hereof and prior to the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder, each Target Company and Sellers, as applicable, shall not, without the prior written consent of Purchasers, which consent shall not be unreasonably withheld, perform the following actions (unless such actions are performed due to Restructuring):

(a)          amend any Target Company’s Organizational Documents;

(b)          issue, transfer, sell or deliver any interest in the Interests (or securities convertible into or exchangeable, with or without additional consideration, for such Interests);

(c)          grant any option, warrant, right, call or commitment of any character relating to the Interests or enter into voting trusts or other agreements or understandings with respect to the voting of the Interests;

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(d)          sell or otherwise dispose of, or grant any security interest in or encumbrance on, any of the Target Companies’ assets or properties;

(e)          incur any indebtedness for borrowed money outside the ordinary course of business;

(f)          enter into or implement any new Benefit Plans, or amend in any material respect the terms of any Benefit Plans which are in existence other than as required by Law;

(g)          enter into any written employment, consulting or similar contract not terminable without penalty by any Target Company upon not more than 60 days advance written notice, unless such actions are performed in the ordinary course of business;

(h)          grant any increase or pay any bonuses or grant any increase in the compensation payable to any officer, manager or employee;

(i)          enter into any oral or written contract or agreement or any transaction with any Company Related Person;

(j)          enter into any oral or written contract or agreement outside of the ordinary course of business or, other than purchases or sales of inventory or provision of services in the ordinary course of business, involving obligations of any Target Company in excess of $10,000;

(k)          make any capital expenditure in excess of $10,000;

(l)          enter into any material commitment or transaction, except as contemplated by this Agreement;

(m)          take any action, or by inaction permit any action to be taken or event to occur, which would cause any representation or warranty made in or pursuant to Section 3.2 of this Agreement to be untrue in any material respect as of the Initial Closing and/or the Final Closing; or

(n)          enter into any agreement with respect to any of the foregoing.

4.1.3      Due Diligence. Each Target Company has already provided the Purchasers and their representatives with all information regarding each Target Company and the Business, afforded Purchasers and their representatives reasonable access to all Real Property for the purposes of inspecting the same and shall cooperate with Purchasers and their representatives in their due diligence investigation of each Target Company, the Business and assets (“Due Diligence Investigation”).

4.1.4      Interests. Other than the transfers of the Interests by Sellers to the Purchasers hereunder, until the Final Closing, each Seller agrees that he, she or it shall not (i) sell, transfer, assign or convey title to any of his, her or its Interests, (ii) create or permit any other person to create any lien, claim, pledge, equity or encumbrance against such Seller’s title to any of such Interests, (iii) take any action, or by inaction permit any action to be taken or any event to occur, which would cause any representation made in or pursuant to this Agreement to be untrue in any material respect as of the Initial Closing or Final Closing respectively, or (iv) enter into any agreement or understanding to take any action prohibited by (i), (ii) or (iii) above.

4.1.5      Satisfaction of Conditions. Each of the Target Companies and Sellers shall use their commercially reasonable efforts, and take all such actions as may be reasonably necessary or appropriate, to cause (i) the satisfaction of the Conditions set forth in ARTICLE 5 of this Agreement, and (ii) the consummation of the transactions contemplated by this Agreement.

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4.1.6      Notices. Each of the Target Companies and the Sellers (as the case may be) shall give prompt notice to Purchasers of the occurrence or failure to occur of any event which would be likely to cause any representation or warranty herein to be inaccurate or untrue in any material respect from the date hereof to Final Closing and any material failure to comply with or satisfy any covenant, condition or agreement to be satisfied or complied with by them hereunder.

4.1.7      Deliverables; Other Agreements. At the Initial Closing and Final Closing (as applicable) Sellers shall provide any of the Purchasers with the following (subject at all times to cooperation from the Purchasers (where such cooperation is required pursuant to the Legal Requirements for the purposes of transfer of Interests)):

(a)          the Interests and originals of all certificates of registration (including with the Tax Authorities) of each Target Company (free and clear of any and all liens, claims and encumbrances of any nature whatsoever), together with all required in each relevant jurisdiction of formation of the Target Companies transfer documents, stock powers or assignments of Interests in connection therewith, including, without limitation, with respect to the Local Transfer, the Local Law Purchase Agreements (Sellers shall arrange for execution by the Sellers and the Purchasers and certification of the Local Law Purchase Agreements by a local notary public in accordance with applicable Local Law) that the transfer of documents provided for by applicable Legal Requirements is be performed prior to or at the Final Closing by the notary certifying the Local Transfer, and Sellers shall cause the execution and filing of application on changes of information in the local state register of legal entities with respect to the Local Transfer);

(b)          Executed Non-Competition Agreements in the respective form and content substantially the same as set forth in Exhibit H (the "Non-Competition Agreements") from the Sellers; which Non-Competition Agreements shall prohibit, to the extent set forth therein, any direct or indirect engagement of each of the Sellers competition with the Business for a period of twenty-four months from the Initial Closing and certain restrictions on solicitation;

(c)          Escrow Agreement in the form of Exhibit F, executed by the Sellers and the Escrow Agent;

(d)          "Pay-off" letters for Outstanding Indebtedness (if any) not expressly agreed by Purchasers to remain outstanding after the Initial Closing;

(e)          Certified copy of each Target Company’s shareholders’/members’/participants’ and directors or other applicable governing body resolutions authorizing the transaction contemplated in this Agreement on behalf of such Target Company;

(f)          Duly executed Sellers Guaranty in the form attached in Exhibit P;

(g)          Sellers’ Certificates in accordance with Sections 5.2.3, 5.2.13 and 5.2.15;

(h)          All consents, approvals and waivers described in Section 5.2.4 or required to be obtained in connection with the transactions contemplated herein, including change in control of the Target Companies, which have been obtained;

(i)          If requested by the Purchasers, duly executed written resignation in the agreed form of such existing directors, secretary and auditors of each Target Company (complying in all respects with applicable law), which include a written confirmation that they do not have any claim for unpaid fees or expenses;

(j)          In connection with the issuance of the Consideration Shares and as a condition to the issuance of the Consideration Shares, the filled out and signed Accredited Investor Questionnaire attached hereto as Exhibit E-1;

(k)          New eleven (11) months lease agreement for the office premises with particulars specified in Exhibit K hereto (the “New Office Lease”);

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(l)          Copies of the notices required to be delivered to each of the landlords of the Leased Real Property and to other Company’s agreements counterparties if such leases or agreements require notice (if any) of the transactions contemplated herein, including change in control of the Target Companies (collectively, the “Required Notices”);

(m)          Unless otherwise agreed, duly executed in the agreed form bank mandates of each Target Company to remove the existing authorised signatories on the bank accounts and to appoint Purchasers’ appointees as signatories on such accounts;

(n)          Bank Accounts: (i) list of all bank and securities accounts together with the bank account agreements, bank signature cards related thereto and the account statements showing the balance on each bank account of each Target Company and (ii) originals of the duly signed orders and instruments, instructing all bank and securities accounts opened by each Target Company to replace the signatories to such accounts with the designees by the Purchasers (in the form and substance satisfactory to Purchasers);

(o)          All of the Target Companies’ books, records, licenses and permits (including the statutory books and records (including related to Tax and employment) of each Target Company all of which must be up to date (except for reflecting events at the Initial Closing) together with all corporate seals; the up-to-date original register of shareholders/members/participants of each Target Company; originals of all licenses and permits held by any Target Company; and originals of the duly signed orders and instruments cancelling each and all powers of attorney issued by any Target Company) (for avoidance of doubt, such books, records, licenses, instruments and other documents under this Section 4.1.7(o) could be left in the office premises related to the New Office Lease if the Purchasers take possession and control of such premises and such documents); and

(p)          All other deliverables of the Target Companies and/or Sellers as set forth in this Agreement.

4.1.8       Disclosure. The Target Company and Sellers shall not make any public announcement or disclosure with respect to the transactions contemplated herein without the consent of Purchasers with respect thereto, except for those listed in Part 1 of Exhibit M hereto.

4.1.9       Additional Guaranty. After the execution and delivery of this Agreement, the Target Company and Sellers shall cause an additional guaranty to be provided by the Additional Guarantors, such guaranty to be on the same terms and conditions as the Sellers Guaranty.

4.2         Covenants of Purchasers.

4.2.1       Disclosure. Purchasers shall not, prior to Initial Closing, make any public announcement or disclosure with respect to the transactions contemplated herein without the consent of Sellers with respect thereto, except for those listed in Part 2 of Exhibit M hereto.

4.2.2       Deliverables. At the Initial Closing, Purchasers shall pay or provide Sellers or the Escrow Agent (as applicable) with the following:

(a)          The first Installment in the manner set forth in Section 2.1.6(a) above (including an irrevocable instruction to the transfer agent of the Guarantor to issue to Sellers such amount of the Consideration Shares as determined pursuant to Section 2.1.6(a));

(b)          Resolutions of the directors of Purchasers authorizing the transaction on behalf of Purchasers;

(c)          Purchasers’ Certificate in accordance with Section 5.1.2;

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(d)          Resolutions of the board of directors of Guarantor authorizing the transaction contemplated hereby, including the issuance, from time to time, of the Consideration Shares and provision of the guaranty hereunder;

(e)          Escrow Agreement, executed by the Purchasers;

(f)          Duly executed guaranty of the Guarantor to the Sellers as set forth in Section 5.1.4. hereto;

(g)          All other deliverables of Purchasers as set forth in this Agreement.

4.2.3        Compensation of Certain Key Persons. Subject to consummation of the Initial Closing and Final Closing, Purchasers shall cause Marat Ruslanovitch Abasaliev, as a General Director of Target Company 4, to receive during the first twelve (12) months after the Final Closing (so long as serves the Group and Purchasers as a General Director of the Target Company 4 during such twelve (12) months period) a total fixed compensation net of income taxes of not less than the amount specified in Exhibit J. Subject to consummation of the Initial Closing and Final Closing, the Parties have agreed that after the date the Interests are actually transferred by the Sellers to the Purchasers hereunder, Mr. Marat Ruslanivitch Abasaliev will continue to be employed by the Target Company 4 on the terms specified in Exhibit J. Subject to consummation of the Initial Closing and Final Closing, (i) the Purchasers shall recommend to the independent Compensation Committee of the Board of Directors of Guarantor that the General Director of the Target Company 4 and Key Persons listed in Exhibit C hereto as the key managers of the Group would participate in formal stock option plans of the Group, subject to conditions to be determined not later than three (3) months after the Final Closing; and (ii) the stock option plans awards to the General Director of the Target Company 4 and the key managers of the Group (if earned or awarded under such plans) will be adjusted accordingly to reflect new projects initiated by the Group and its management.

4.3        Employee Benefit Matters. On the Final Closing Date, all employees of the Target Companies shall, at Purchasers’ option, either remain employees of the applicable Target Company or become employees of Purchasers or their Affiliates. Purchasers or their Affiliates, in their sole discretion, may retain such employees or terminate such employees after the Final Closing Date. Notwithstanding above the Purchasers shall retain Marat Ruslanovitch Abasaliev, as a General Director of the Target Company 4, for not less than six (6) moths after the Final Closing Date.

4.4        Tax Matters.

4.4.1        Tax Returns. Each Target Company shall file or cause to be filed when due, including any extensions, all Tax Returns that are required to be filed by or with respect to such Target Company for the period before the Initial Closing Date and/or the Final Closing Date and shall pay or cause to be paid all Taxes due in respect of such Tax Returns. The Sellers shall prepare, or cause their representative to prepare, a draft of all Tax Returns relating to federal, state, local or foreign income Taxes that are required to be filed by each Target Company after the Initial Closing Date and/or the Final Closing Date for taxable years or periods ending on or before the Initial Closing Date and/or the Final Closing Date (as applicable) and not previously filed by such Target Company (collectively, "Company Tax Returns").

4.4.2        Tax Position. Each Target Company shall and, with respect to the Company Tax Returns only, the Sellers shall, keep Purchasers informed on and after the date hereof of the status of material changes in the tax position of any Target Company relating to taxable periods ending on or before the Final Closing Date, and shall provide Purchasers with reasonable opportunity to review and comment on any material written correspondence received or proposed to be delivered with respect to the tax position of such Target Company in connection with the taxable periods ending on or before the Final Closing Date (as applicable). Notwithstanding provisions of this Section 4.4.2, the Sellers shall not be obligated to notify the Purchasers or keep them informed of the change from “simplified” taxation system under the local laws the Target Company 3 and Target Company 4 used before the Restructuring to “regular” taxation system under the local laws; provided, however, that the Sellers shall notify the Purchasers or keep them informed of other material changes in the tax position of the Target Company 3 and Target Company 4 directly or indirectly caused by the Restructuring.

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4.4.3        Reliance on Knowledge. Other than with respect to Any Cyprus Freeze Claims which were not either satisfied by the Sellers, the Sellers Guarantor or the Additional Guarantors within the Settlement Term pursuant to Section 2.7.8 above or deducted and offset by the Purchasers from the Deferred Consideration payments, the Purchasers shall not be entitled to claim Damages from the Sellers or Target Companies in connection their breaches of their respective representations, warranties, covenants or agreements under this Agreement if information regarding such breaches representations, warranties, covenants or agreements (i) revealed by the Sellers to the Purchasers in writing during the Due Diligence Investigation, (ii) disclosed by the Sellers in the Disclosure Schedule or (iii) acknowledged in writing by the Purchasers in any other manner.

4.5         Restructuring. The transfer of the Interests and/or Business in the Target Company 3 and the Target Company 4 from the owners of such Interests as of the date hereof to the Sellers in the in course of Restructuring and the resulting change from “simplified” taxation system under the local laws the Target Company 3 and Target Company 4 used before the Restructuring to “regular” taxation system under the local laws shall not be treated as breach of any of the Sellers’ and Target Companies’ representations, warranties, covenants or agreements under this Agreement.

ARTICLE 5

CONDITIONS

5.1        Conditions to the Obligations of Sellers. The obligations of the Sellers to consummate the transactions contemplated by this Agreement are subject, unless waived by the Sellers, to the satisfaction of the following conditions:

5.1.1         Compliance by Purchasers. (i) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by Purchasers prior to the Initial Closing Date shall have been complied with and satisfied in all material respects, and (ii) the representations and warranties made by Purchasers shall be true and correct in all material respects at and as of the Initial Closing Date, except for those specifically relating to a time or times other than the Initial Closing Date (which shall be true and correct in all respects at such time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the Initial Closing Date.

5.1.2         Purchasers’ Certificate. Purchasers shall deliver to Sellers a certificate signed by Purchasers, dated the Initial Closing Date, certifying to the fulfillment of the conditions specified in Section 5.1.1, deliverance of which shall not be unreasonably withheld.

5.1.3         Agreements. Purchasers shall have delivered to Sellers executed Escrow Agreement.

5.1.4         Guaranty. The Guarantor shall provide a written guaranty of the Purchasers fulfilling all of their payment obligations under this Agreement (including under Section 2.8 (Value Guaranteed Floor of Consideration Shares), under Section 2.9 (Options) with respect to return, subject to the terms and conditions set forth in such Section 2.9, of the Interests actually received by the Purchasers from Sellers as well Guarantor’s and Purchasers’ obligations under and subject to conditions set forth in Sections 2.1.6(c), 2.1.6(d) and 2.1.6(e), such guaranty to be substantially in the form attached as Exhibit L hereto.

5.2        Conditions to the Obligations of Purchasers. The obligations of Purchasers to consummate the transactions contemplated by this Agreement are subject, at Purchasers’ option, to the satisfaction of the following conditions:

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5.2.1        Tender of Interests. At the Initial Closing, Sellers shall, subject to delivery of Escrow Fund to the Escrow Agent, have initiated a delivery to Purchasers of the Interests representing 100% of the share capital of each of Polimore Capital Limited and Brosword Holding Limited free and clear of all liens, claims and encumbrances of any nature whatsoever and shall have initiated the Local Transfer to the Purchasers, in each case by executing and delivering as required in each relevant jurisdiction of formation of the Target Companies transfer documents, stock powers or assignments of Interests in connection therewith, including, without limitation, the Local Law Purchase Agreements. At the Final Closing, the Sellers shall have delivered to the Purchasers the interest representing 100% of share capital of each of the Target Companies free and clear of all liens, claims and encumbrances of any nature whatsoever.

5.2.2        Compliance by Sellers. (i) All the terms, covenants and conditions of this Agreement required to be complied with and satisfied by Sellers and each Target Company at or prior to the Initial Closing Date and the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder shall have been duly complied with and satisfied in all material respects, and (ii) the representations and warranties made by each Target Company and the Sellers shall be true and correct in all material respects at and as of the Initial Closing Date and as of the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder, except for those specifically relating to a time or times other than the Initial Closing Date or the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder (which shall be true and correct in all material respects at such time or times) and except for changes permitted by this Agreement, with the same force and effect as if made at and as of the Initial Closing Date and as of the date when the Interests are actually transferred by the Sellers to the Purchasers hereunder, and (iii) non-confidentiality agreements under the Russian laws (containing restrictions on solicitation and non-disclosure and non-use of confidential information and/or trade secrets) concluded between all Key Persons and applicable Target Companies shall be in full force and effect.

5.2.3        Sellers’ Certificate. Sellers shall deliver to Purchasers a certificate signed by the Sellers, dated the Initial Closing Date, certifying to the fulfillment of the conditions specified in Section 5.2.2, the delivery of which shall not be unreasonably withheld.

5.2.4        Consents. Sellers shall have obtained and delivered to Purchasers all consents, approvals and waivers from Governmental Authorities and all other persons (including, without limitation, from VISA and Mastercard), from the counterparties of other contracts and agreements of the Target Companies to the extent such contracts or agreements require consent or prior notice with respect to the transactions contemplated herein, and, to the extent required under the applicable lease agreement or other documents related to the Leased Real Property, from each of the landlords of the Leased Real Property to consummate the transactions hereunder as specifically listed on Exhibit E.

5.2.5        Litigation. There shall be no order, decree or judgment of any Governmental Authority having competent jurisdiction enjoining or otherwise preventing or prohibiting the consummation of the transactions contemplated by this Agreement. No suit, action, investigation, inquiry or proceeding by any Governmental Authority or other person shall have been instituted against any Party which could materially and adversely affect the consummation of the transactions contemplated hereunder or which could prevent the Purchasers from continuing to operate the Business in all material respects as of the date hereof or could create or cause or could reasonably likely create or cause any material liability for any of the Target Companies or Purchasers.

5.2.6        No Material Adverse Change. During the period from the date hereof to the Initial Closing Date, there shall not have been any material adverse change in the financial position or results of operations of any of the Target Companies or the Business, and none of the Target Companies shall not have sustained any material damage to its assets that materially and adversely affects the Business as it is operated as of the date hereof.

5.2.7        Agreements. Each Seller shall have delivered to Purchasers an executed Non-Competition Agreement;

5.2.8        Company Documents. Purchasers shall have received from the Sellers a joint resolution adopted by the board of directors or other appropriate governing body of, and all of the shareholders/members/participants of each Target Company approving this Agreement and the transactions contemplated hereunder.

5.2.9       Accredited Investor Questionnaire. Each Seller shall have delivered to Purchasers the filled out and signed Accredited Investor Questionnaire in the form attached hereto as Exhibit E-1.

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5.2.10     Notices. Sellers shall have obtained and delivered to Purchasers copies of the Required Notices (if any);

5.2.11     New Office Lease. Sellers shall have caused the landlord(s) of the office space in business center referred to in Exhibit K hereto to execute and deliver to one of the Target Companies the New Office Lease;

5.2.12     Sellers Guaranty. Sellers shall have obtained and delivered to Purchasers fully executed Sellers Guaranty in the form attached in Exhibit P;

5.2.13     Due Diligence. Sellers shall have certified to Purchasers in writing that all information provided by Sellers and the Target Companies during Purchasers’ exercise of due diligence investigation is correct and complete in all material respects for purposes of correct evaluation of the Group and its value and all risks associated with the Business, and Purchasers shall have been satisfied, in its sole and absolute discretion, with the Due Diligence Investigation.

5.2.14     Failure of Closing. If a Party fails to comply with any of its obligations provided for in the Escrow Agreement and in this Agreement to be performed at the Initial Closing Date or the Final Closing Date and therefore the Initial Closing or the Final Closing (as applicable) has not occurred due to such failure, the non-breaching Party may, by notice to the breaching Party:

(a)          elect to proceed to the Initial Closing or the Final Closing (as applicable) as far as is reasonably practicable and set another date on which the breaching Party must comply with those obligations which it has failed to comply with;

(b)          postpone the Initial Closing or the Final Closing (as applicable) to a Business Day which is not more than 5 (Five) Business Days (and so deferred Initial Closing Date or the Final Closing Date (as applicable) shall be deemed to be the Initial Closing Date or the Final Closing Date (as applicable) for the purpose of this Agreement); or

(c)          terminate this Agreement under and only in compliance with Section 7.1.3.

5.2.15     Revenue and Liabilities. Purchasers shall have received a certificate signed by Sellers and related supporting documentation and financial statements certifying that (i) the actual gross revenue of the Group in the first nine (9) months of 2014 was not less than Two Million Sixty-Five Thousand US Dollars (US $2,650,000) and the actual net profit of the Group in the first nine (9) months of 2014 was not less than Sixty-Seven Thousand US Dollars (US $67,000) per calculations provided by Sellers to the Purchasers during Due Diligence Investigation upon which calculations the Purchasers relied; (ii) none of the Target Companies paid any dividends or distributions in 2014 or otherwise disposed of or transferred any profits of any of the Target Companies except for salaries, bonuses and other compensatory payments (but not dividends or distributions) made under and in compliance with the current employment agreement of Marat Ruslanovitch Abasaliev; (iii) none of the Target Companies have as of the Initial Closing Date any outstanding pledges or obligations to pay dividends or to proceed any other settlements or make any payments to the founders; (iv) all internal bonuses or other compensation in any form with respect to each Target Company were fully satisfied or settled prior the Initial Closing; (v) none of the Target Companies have as of the Initial Closing Date any material overdue liabilities, liabilities not paid on time, liabilities arising from any litigation or any other contingent liabilities apart from liabilities arising from the Cyprus Freeze case; (vi) the Target Companies have as of the Initial Closing Date sufficient cash flow reserve to cover internal liabilities (staff salaries, bonuses, etc.); (vii) each Target Company has as of the Initial Closing Date sufficient funds to satisfy in full all outstanding bonuses and salaries to its employees for 2014 without any funds from Purchasers; and (viii) each Target Company possesses sufficient funds for rolling reserves and payments due to merchants.

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ARTICLE 6

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION; Limitation of liability

6.1         Survival. The representations, warranties, covenants and agreements contained in this Agreement (including Exhibits hereto and the Disclosure Schedules) shall survive the Initial Closing until eighteen (18) months from the Initial Closing Date; provided, however, that:

(a)          the representations and warranties in Sections 3.2.1, 3.2.3, 3.2.4, 3.2.22, 3.3.1, 3.3.2, 3.3.5 (collectively, the “Fundamental Representations”) and the representations and warranties in the cases of fraud, gross negligence, willful misconduct, intentional misrepresentation or intentional or knowing breach of a representation, warranty or covenant of any Seller or the Target Company shall survive indefinitely;

(b)          the representations and warranties set forth in Sections 3.2.8 and 3.3.4 (Taxes) shall survive until 3 years from the Final Closing Date with respect to the liabilities in question (giving effect to any waiver, mitigation or extension thereof);

(c)          the covenants and agreements which by their nature or terms are to be performed after Initial Closing and/or the Final Closing will survive until six (6) months following the date on which such covenant or agreement should be performed under the terms hereof.

Neither the Sellers, Target Companies nor Purchasers shall have any liability whatsoever with respect to any such representations and warranties unless a Claim is duly delivered to the Sellers hereunder prior to the expiration of the survival period for such representation and warranty, in which case such representation and warranty shall survive as to such Claim until such Claim has been finally resolved. No Party shall seek, or be entitled to, incidental, indirect, punitive, special or consequential damages in any Claim (except insofar as the same are part of a third party Claim subject to indemnification), nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party's incidental, indirect, punitive, special or consequential damages (except insofar as the same are part of a third party Claim subject to indemnification).

6.2         Limitation of Sellers’ Liability

6.2.1       The provisions of this Section 6.2 shall operate to limit or reduce the liability of each of the Sellers in respect of Claims under the Agreement, including Claims, which shall have been made in connection with breach of representations, warranties, covenants and agreements contained in this Agreement and brought against any of them.

6.2.2       Time Limits

(a)          No Claim shall be made unless the Sellers have been given written notice together with all available supporting documents and full written details (to the extent available to the Purchasers) of the specific matter and amount in respect of which such Claim is made, as provided in Section 6.3.2.

(b)          If the Sellers do not challenge the Claim or do not notify the Purchasers that it intend to challenge the Claim within ten (10) Business Days from the date of the Sellers’ notification by the Purchasers of such Claim (the “Undisputed Claim”), the amount of compensation for the claimed breach due from the Sellers shall be established as the amount referred to in the initial notice of the Claim.

(c)          If any of the Sellers challenge the Claim, the Seller(s) and the Purchasers shall settle such disagreement by way of good-faith negotiations. If within thirty (30) Business Days from the time of commencement of such negotiations the Seller(s) and the Purchasers cannot reach agreement, the dispute with respect to the Claim shall be subject to resolution in accordance with Section 8.8 (Governing Law; Jurisdiction; Waiver of Jury Trial) of this Agreement.

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6.2.3        If any fact or circumstance comes to the notice of the Purchasers which might constitute or give rise to a Claim the Purchasers shall as soon as practicable notify the Sellers giving full details (so far as practicable and to the extent available to the Purchasers) of the Claim in a manner set forth in Section 6.3.2. If the Sellers assume the responsibility to defend such claim as set forth in Section 6.3.2, they and the Sellers’ Representative shall keep the Purchasers informed of all material developments of the Claim.

6.2.4        Limit of aggregate liability. Subject always to the paragraph below and except as set forth in Section 6.3.3 (claims arising under Cyprus Freeze case), the aggregate liability of the Sellers, the Sellers Guarantor and the Additional Guarantors in respect of all Claims shall not in any event exceed the entire Purchase Price received or receivable by the Sellers. For the purposes of this Section 6.2.4 any part of the Purchase Price shall be deemed as “receivable” only if the obligation to pay respective Installment is due from the Sellers.

6.2.5        Exclusion of single Claims below stated amount. The Purchasers shall not make any Claims against any of the Sellers unless the loss sustained under that Claim shall exceed the equivalent of Ten Thousand US Dollars (US $10,000) in the aggregate and then only in respect of such excess (such excess for the purposes of this Agreement shall be referred to as an “Eligible Claim”).

6.2.6        Provision made in latest accounts. The Sellers shall have no liability to the extent that allowance, provision or reserve was made in the Financial Statements in respect of the matters to which such liability relates or such matter was taken into account in computing the amount of any such allowance, provision or reserve or such matter was specifically referred to in the notes to the Financial Statements.

6.2.7        Retrospective legislation. The Purchasers shall have no Claim if and to the extent that any breach or Claim occurs as a result of any legislation or administrative practice (not in force as of the date of Agreement which takes effect retrospectively or occurs as a result of the passing of, or any change in, any law, rule, regulation or any administrative practice of any governmental or regulatory authority, including any change in the basis or method of calculation of or any increase in the rates of Tax or any withdrawal of relief from Tax not actually (or prospectively) in force at the date hereof.

6.2.8        Change in accounting or Tax practice. The Sellers shall be under no liability in respect of any matters resulting from a change in accounting or in Tax policy or practice of the Group after Initial Closing.

6.2.9        Repayment of Claims met. If the Seller(s) pays to the Purchasers an amount in respect of any Claim and the Purchasers subsequently recover from a third party a sum for the same Claim, the Purchasers shall within fifteen (15) days from the receipt of such funds by the Purchasers, repay to the Seller(s) so much of the amount paid by the Seller(s) as does not exceed the sum recovered and actually received from the third party less all actual costs, charges and expenses incurred by the Purchasers in recovering such sum from the third party and any Tax payable by the Purchasers on such sum.

6.2.10      Compliance with the Sellers’ instructions. Subject to the provisions in Section 6.3.2, if any of the Purchasers, any of its Affiliates or the Target Companies shall receive any claim which shall be made by a third party against the Target Companies and which might constitute or give rise to a liability pursuant to this Agreement (a “Third Party Claim”), the Purchasers shall (subject to being indemnified and secured in advance to its reasonable satisfaction against all reasonable costs and expenses for which it or the Target Companies may become liable):

(a)          take such action as the Sellers may reasonably request to avoid, dispute, deny, resist, appeal, compromise, defend, contest or mitigate any such third party;

(b)          not make any admission of or settle or compromise any liability which the Target Companies may have in relation to the Third Party Claim without the prior written consent of the Sellers; and

(c)          if so required by the Sellers, retain legal advisers chosen by the Sellers to proceed on behalf of the Purchasers or the Target Companies in relation to the Third Party Claim and give to such legal advisers reasonable assistance and information as they may require.

6.2.11      Recovery once only. The Purchasers shall not be entitled to recover damages or obtain payment, reimbursement, restitution or indemnity more than once in respect of any one shortfall, damage, deficiency or breach or other set of circumstances which give rise to liability under this Agreement.

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6.2.12      Purchasers’ failure to mitigate. No liability shall attach to the Sellers in respect of any Claim to the extent that it would not have arisen or to a portion of any Claim if such portion of such Claim would be reduced or mitigated as a consequence of any action or omission which it would have been commercially reasonable for the Purchasers to undertake upon becoming aware of any such potential Claim for the purpose of reducing or mitigating any loss in respect of the matter giving rise to such Claim including (where appropriate and to the extent such mitigation is possible) giving the Sellers a reasonable opportunity to remedy the matter complained of.

6.3        Indemnification.

6.3.1         Subject to the applicable limitations set forth in Section 6.2, the Sellers and the Sellers Guarantor shall jointly and severally indemnify and hold the Target Companies, Purchasers, the Guarantor and their respective officers, directors, shareholders, partners, employees, members, agents, representatives and Affiliates (each a "Indemnified Party" and collectively the "Indemnified Parties") harmless from, and reimburse each of the Indemnified Parties for, any damage, loss, liability, cost or expense (including, without limitation, the reasonable fees and expenses of counsel and others) ("Damages") resulting or arising from, or incurred in connection with or based upon, (i) a breach of any representation or warranty of any Seller contained in this Agreement; (ii) any Seller's or any Target Company's breach of or failure to perform, comply with or fulfill any covenant or agreement of such Seller or such Target Company contained in this Agreement; (iii) any liabilities, obligations, demands or claims arising from or relating to the operation of the Business prior to the Final Closing Date or that arise out of the Business or any Target Company prior to the Final Closing; (iv) any claims by employees, independent contractors or consultants of any Target Company terminated prior to the Final Closing or whose claims arise prior to the Final Closing; and/or (v) any and all amounts of Cyprus Freeze Claims which were not either satisfied by the Sellers, the Sellers Guarantor or Additional Guarantors within the Settlement Term pursuant to Section 2.7.8 above or deducted and offset by the Purchasers from the Deferred Consideration payments (the “Indemnified Liabilities”). Any liability of Sellers under this Article 6 first shall first be paid and satisfied by all or a portion of, as the case may be, as an offset from Deferred Consideration (if any is due and payable under the terms of this Agreement); it being understood and agreed, however, that the rights of the Indemnified Parties are not limited by the amounts of Deferred Consideration if such amounts are not sufficient for such purpose. The right to indemnification pursuant to this Agreement shall terminate subject to the applicable survival period set for in Section 6.1; provided, however, that, if written notice, given in good faith, of a specific matter giving rise to the right of indemnification is given, as and in the manner provided herein, to the Sellers on or before the expiration of the applicable survival period, if any, the right to indemnification with respect to such specific matter shall survive such date and shall not terminate. Any liability to repay any Damages may arise only under Eligible, Undisputed Claims or claims resolved according so Section 8.8 hereto (the “Resolved Claims”).

6.3.2        Upon discovery of any breach or claim hereunder or upon receipt of any notice of any claim or suit subject to indemnification under Sections 6.3.1 above, the applicable Indemnified Party shall promptly give notice thereof (and in no event later than 20 days after receipt of any notice thereof) to Seller’s Representative or the Sellers stating in reasonable detail the representations, warranty or other claim with respect to which indemnity is demanded, the facts or alleged facts giving rise thereto, and the amount of liability or asserted liability with respect to which indemnity is sought and, in the case of a claim asserted against the party seeking indemnity, shall thereafter tender to the Sellers the defense of such claim at the sole cost and expense of the Sellers. Despite such a tender of defense, such Indemnified Party shall in any case have a right to participate in the defense of any such tendered claim or suit at its own expense. In the event the Sellers’ Representative does not promptly and affirmatively accept within thirty (30) days thereafter such tender of defense of any claim or suit and thereafter vigorously pursue such defense using a reputable U.S. law firm acceptable to such Indemnified Party, then the Sellers shall thereafter additionally become liable for all costs incurred by such Indemnified Party (including reasonable attorneys’ and paralegals’ fees and costs) in enforcing such indemnification claim and/or defending against such claim or suit which is subject to indemnification; provided that such Indemnified Party shall defend such claim or suit in good faith. No Indemnified Party which is entitled to indemnification under Section 6.3.1 shall settle or compromise any such third party claim without the prior written consent of the Seller(s) from whom it seeks or may seek indemnification. If such notice is not given to the Sellers’ Representative or the Sellers, or if any claim or suit be compromised or settled in any manner without the prior written consent of the Sellers’ Representative, then no liability shall be imposed upon the Sellers hereunder with respect to such claim. Notwithstanding anything to the contrary contained herein, any notice of an indemnification claim under this Section 6.3.2 must be given on or before the date of the expiration of the applicable survival period, if any, as set forth in Section 6.1 in order for an Indemnified Party to have a right to indemnification under this Article 6.

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6.3.3        Notwithstanding anything to the contrary in this Agreement or any other documents, none of the limitations on liabilities set forth in this Agreement above shall apply to (a) any claim for any and all amounts of Cyprus Freeze Claims which were not either satisfied by the Sellers, the Sellers Guarantor or the Additional Guarantors within the Settlement Term pursuant to Section 2.7.8 above or deducted and offset by the Purchasers from the Deferred Consideration payments and/or (b) any Claim to the extent that the Claim (or the delay in discovery of it) is the consequence of, or is increased as a consequence of, dishonest or deliberate misstatement or concealment or other fraud by any Party and their respective officers, directors, shareholders, partners, employees, members, agents, representatives and Affiliates. For purposes of this Section 6.3.3, the Sellers, the Target Companies and their respective officers, directors, shareholders, partners, employees, members, agents, representatives and/or Affiliates shall not be deemed officers, directors, shareholders, partners, employees, members, agents, representatives or Affiliates of the Purchasers, the Guarantor and its subsidiaries post-consummation of the transactions contemplated hereby or by virtue of consummating the transactions contemplated hereby.

6.3.4        Any amounts payable under this Section shall be treated by Purchasers and Sellers as an adjustment to the Purchase Price, and shall be calculated after giving effect to (i) any insurance proceeds (if any) received or receivable by the Indemnified Party (net of the amount of any insurance deductible or similar amounts deducted therefrom or self-insured retentions assumed by the Indemnified Party) from insurance policies covering the damage, loss, liability or expense that is the subject to the claim for indemnity and (ii) any proceeds received from third parties other than insurance, including, without limitation, through indemnification, counterclaim or otherwise in compensation for the subject matter of an indemnification claim by the Indemnified Party and (iii) any income tax benefit realized or to be realized by the Indemnified Party based on the highest individual marginal income tax rate in the case of the Sellers and the highest corporate marginal income tax rate in the case of the Purchasers. In the case of (ii), if an Indemnified Party has rights to receive proceeds but has not received them, the Indemnified Party shall assign such rights to the Indemnifying Party and shall cooperate in any reasonable manner with the Indemnifying Party in collecting such proceeds, including, without limitation, permitting the Indemnifying Party to institute action in the name of the Indemnified Party if reasonably required to do so in order to collect such proceeds.

6.3.5        No Party shall seek, or be entitled to, incidental, indirect, punitive, special or consequential damages in any Claim (except insofar as the same are part of a third party Claim subject to indemnification), nor shall it accept payment of any award or judgment for such indemnification to the extent that such award or judgment includes such party's incidental, indirect, punitive, special or consequential damages (except insofar as the same are part of a third party Claim subject to indemnification) and the determination of the dollar amount of any damages subject to indemnification pursuant to this Section 6.3 shall be based solely on the actual dollar value thereof, on a dollar-for-dollar basis, and shall not take into account any multiple based on earnings or other financial indicia.

ARTICLE 7

AMENDMENT; NO Right of RESCISSION

7.1         Amendment and Waiver.

7.1.1           Amendment. The Parties may amend this Agreement in writing at any time prior to the Final Closing.

7.1.2           Waiver. The provisions of this Agreement may be waived only in writing signed by the party or parties entitled to the benefit thereof. A waiver of any breach or failure to enforce any provision of this Agreement shall not in any way affect, limit or waive a party’s rights hereunder at any time to enforce strict compliance thereafter with every provision of this Agreement.

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7.1.3           No Right of Rescission. Except as otherwise provided in Section 2.9, notwithstanding that any of the Parties becomes aware at any time of a fact or circumstance which gives rise to or which would or might give rise to a Claim, after the Initial Closing, such Party shall not be entitled to rescind this Agreement or treat this Agreement as terminated, but shall only be entitled to claim Damages or specific performance under Section 8.7 in respect of such matter and, accordingly, except as otherwise provided in Section 2.9, each of the Parties waives all and any rights of rescission it may have in respect of any such matter (howsoever arising or deemed to arise), other than any such rights in respect of fraud.

ARTICLE 8

MISCELLANEOUS

8.1          Captions. The caption headings of the Articles, Sections and subsections of this Agreement are for convenience of reference only and are not intended to be, and should not be construed as, a part of this Agreement.

8.2          Consequential Damage. Except as specifically provided in this Agreement (including where the following damages have been awarded to a third party and a party hereto has a duty of indemnification with respect to such third party Claim), in no event shall any Claim for incidental, special, punitive or consequential damages of any nature whatsoever be made by any party to this Agreement on account of or in any way arising out of this Agreement.

8.3          Notices. All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Agreement shall be in writing and shall be deemed to have been duly delivered or given upon (i) the delivery thereof, if delivered personally or sent by facsimile, e-mail or (ii) the mailing thereof if sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, such as FedEx or DHL:

8.4          If to Purchasers, to:

ТOT Group Russia LLC

office 01, 54th Floor

Federation Tower West

12, Presnenskaya emb.

Moscow, 123100, Russia

Telephone: +7 495 286 72 00

E-mail: kzaripov@netelement.com

Attention: Konstantin Zaripov, General Director

And

TOT Group Europe Ltd.

Acre House

11-15 William Road

London, England

NW1 3ER

Telephone: +44 7789 658193

E-mail: kzaripov@netelement.com

Attention: Konstantin Zaripov, Company Director

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With a copy to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

And, if to the Group and/or any Target Company and/or Sellers, to:

Sellers’ Representative

Althaus Legal LLC

12 B. Savvinsky, building 12, 119435, Moscow, Russia

Telephone: +7 (499) 678-2298

Attention: Rostislav Shatenok, Andrey Tsaruk

E-mail: rshatenok@althausgroup.ru

Any notice sent by courier shall be, for information purposes only, duplicated by facsimile and email (immediately prior to posting).

A notice or other communication delivered by hand or by courier service shall be deemed to have been given when delivered, provided that where a notice sent by courier is duplicated by fax or email, then such notice shall be deemed to be sent by courier only.

The Parties hereby acknowledge and agree that any notice or other communication delivered by any of the Sellers to any of the Purchasers shall be deemed to be delivered to other Purchaser.

8.5          Expenses. Whether or not the transactions contemplated by this Agreement are consummated, the Sellers and Purchasers shall each pay all of its or their own fees and expenses incident to the negotiation, preparation, execution and performance of this Agreement, the Ancillary Documents and the other documents provided for herein, including the fees and expenses of its own counsel, accountants, investment bankers and other experts. All expenses for the Escrow Agent, including the Escrow Agent’s fee for Purchase Price holding, shall be borne by the Sellers. The legal fee for the first ten (10) Rule 144 Opinions issued in each calendar year shall be paid by the Purchasers and, with respect to all other Rule 144 Opinions, by the Seller(s) requesting such opinion, in each case prior to the delivery and release of each such opinion to the Guarantor’s transfer agent.

8.6          Entire Agreement. This Agreement, the Ancillary Documents and the other documents provided for herein constitute the entire agreement and understanding of the Parties with respect to the transactions contemplated hereby and subject matter hereof, including, without limitation, incorporating all of the representations and warranties of every kind and nature whatsoever of the parties hereto and of any and all persons and entities acting for or on behalf of any party, supersede and replace any and all prior agreements, understandings, statements, representations and warranties, written or oral, express or implied and/or whenever and howsoever made, directly or indirectly relating to the subject matter hereof and may not be modified, amended or terminated except in writing signed by all the parties hereto.

8.7           Specific Performance/Severability. The parties hereby expressly recognize and acknowledge that immediate, extensive and irreparable damage would result, no adequate remedy at law would exist and damages would be difficult to determine in the event that any provision of this Agreement is not performed in accordance with its specific terms or otherwise breached. Therefore, in addition to, and not in limitation of, any other remedy available to a party under this Agreement, an aggrieved party under this Agreement would be entitled to specific performance of the terms hereof and immediate injunctive relief, without the necessity of proving the inadequacy of money damages as a remedy. If any term or provision of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

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8.8           Governing Law; Jurisdiction; Waiver of Jury Trial. The terms of this Agreement shall be construed and enforced in accordance with the laws of the State of New York. Each party hereby irrevocably submits to the exclusive jurisdiction in the United States District Court for the Southern District of New York, and if such court will not or cannot hear the case for any reason, the exclusive jurisdiction of any court of the State of New York sitting in the City of New York, borough of Manhattan in respect of any action, suit or proceeding arising in connection with this Agreement and the Ancillary Documents and the transactions contemplated hereby and thereby, and agrees that any such action, suit or proceeding shall be brought only in such court (and waives any objection based on forum non conveniens or any other objection to venue therein). Any and all process may be served in any action, suit or proceeding arising in connection with this Agreement by complying with the provisions of Section 8.3. Such service of process shall have the same effect as if the party being served were a resident in the State of New York and had been lawfully served with such process in such jurisdiction. The parties hereby waive all Claims of error by reason of such service. Nothing herein shall affect the right of any party to serve process in any other manner permitted by law. THE PARTIES HEREBY WAIVE ANY RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED HEREBY.

8.9           New Anastasiadate.com Agreement. The Parties shall cause AnastasiaDate Ltd. and Target Company 2 to enter into a binding agreement for arranging information and technical interaction with AnastasiaDate Ltd. with particulars specified in Exhibit J hereto (the “New Anastasiadate.com Agreement”) not later than June 30, 2015. If for any reason the New Anastasiadate.com Agreement is not entered into by AnastasiaDate Ltd. and Target Company 2 by June 30, 2015, the Parties shall use their best efforts to procure the entrance by AnastasiaDate Ltd. and Target Company 2 into the New Anastasiadate.com Agreement not later than September 30, 2015. The Parties will instruct the Escrow Agent, and the Escrow Agreement will provide that, notwithstanding anything to the contrary contained herein or the Escrow Agreement, until the Escrow Agent receives a copy of the New Anastasiadate.com Agreement duly executed by each of AnastasiaDate Ltd. and Target Company 2, (a) the Escrow Agent shall not release (i) a cash portion of the Escrow Fund in the amount of Six Hundred Thousand U.S. Dollars (US $600,000) and the Consideration Shares, being a part of the Escrow Fund (the “Held Shares”), in the amount determined based on the following formula:

Shares of NETE Stock = US $600,000 / Sv,

where Sv shall mean the price per 1 (one) share of NETE Stock reported on The NASDAQ Capital Market on the last trading day immediately preceding the date of this Agreement; and

(b) the Escrow Agent shall release and transfer to Guarantor Six Hundred Thousand U.S. Dollars (US $600,000) and the Held Shares on October 1, 2015 if a copy of the New Anastasiadate.com Agreement duly executed by each of AnastasiaDate Ltd. and Target Company 2 is not received by the Escrow Agent on or before September 30, 2015.

8.10         Parties in Interest. This Agreement shall be binding upon and shall inure solely to the benefit of the Parties hereto and their respective successors, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties, which consent shall not be unreasonably withheld.

8.11         Counterparts. This Agreement may be executed in two or more counterparts, with the same effect as if the parties had signed the same document. Each counterpart so executed shall be deemed to be an original, and all such counterparts shall be construed together and shall constitute one agreement. This Agreement may be delivered by facsimile or any form of electronic transmission (including via e-mail of portable document format (PDF) copies), and any such facsimile or electronically transmitted signature pages may be attached to one or more counterparts of this Agreement, and such faxed or electronically transmitted signature(s) shall have the same force and effect, and be as binding, as if original signatures had been executed and delivered in person.

[SIGNATURES ON FOLLOWING PAGE]

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IN WITNESS WHEREOF, each of the parties hereto has duly executed this Agreement as of the date first above written.

SELLERS:

SELLER 1: MAGLENTA ENTERPRISES INC.		SELLER 2: CHAMPFREMONT HOLDING LTD

By:	/s/ Evaline Sophie Joubert	By:	/s/ Nicos Hadjinicolaou
Name:	Evaline Sophie Joubert	Name:	Nicos Hadjinicolaou
Title:	Director	Title:	Director

TARGET COMPANIES:

TARGET COMPANY 1: POLIMORE CAPITAL LIMITED		TARGET COMPANY 2: BROSWORD HOLDING LIMITED

By:	/s/ Avraam Marangos	By:	/s/ Avraam Marangos
Name:	Avraam Marangos	Name:	Avraam Marangos
Title:	Director	Title:	Director

TARGET COMPANY 3: INNOVATIVE PAYMENT TECHNOLOGIES LLC		TARGET COMPANY 4: PAYONLINE SYSTEM LLC

By:	/s/ Madina Khanzharova	By:	/s/ Marat Abasaliev
Name:	Madina Khanzharova	Name:	Marat Abasaliev
Title:	Director	Title:	Director

PURCHASERS:

TOT GROUP RUSSIA, LLC		TOT GROUP EUROPE LTD

By:	/s/ Konstantin Leonidovich Zaripov	By:	/s/ Konstantin Zaripov
Name:	Konstantin Leonidovich Zaripov	Name:	Konstantin Zaripov
Title:	General Director	Title:	General Director

x1iii

EXHIBITS

A	Sellers and Sellers’ Representative
B	Target Companies and Allocations
C	List of Key Persons
D	Pro-Forma Sale-Purchase Agreement
E	Investment Reps & Warranties
E 1	Investor’s Questionnaire
F	Form of Escrow Agreement
G	Target Companies Details
H	Form of Non-Competition Agreement
I	Particulars of Employment of Marat Ruslanovitch Abasaliev
J	Particulars of New Anastasiadate.com Agreement
K	Particulars of New Lease Agreement
L	Form of the Guarantee
M	List of Public Disclosures
N	Form of Seller(s) Letter of Factual Representations for the Purposes of the Rule 144 Opinion
O	Form of Rule 144 Opinion
P	Sellers Guarantor and Form of Sellers’ Guaranty

GROUP’S DISCLOSURE SCHEDULES

x1iv

EXHIBIT A – SELLERS

Seller
Seller 1	MAGLENTA ENTERPRISES
Seller 2	CHAMPFREMONT HOLDING LTD

SELLERS' REPRESENTATIVE	Althaus Legal LLC, Registered address: 2b Otradnaya street, building 1, 127273, Moscow, Russia, Main State Registration Number: 1147746971877

1

EXHIBIT B

ALLOCATIONS

PART A – FOREIGN COMPANIES

TARGET COMPANY	EQUITY INTERESTS	SELLER	PURCHASER
TARGET COMPANY 1: POLIMORE CAPITAL LIMITED	90%	MAGLENTA ENTERPRISES INC.	TOT Group Europe Ltd.
	10%	CHAMPFREMONT HOLDING LTD.
TARGET COMPANY 2: BROSWORD HOLDING LIMITED	90%	MAGLENTA ENTERPRISES INC.
	10%	CHAMPFREMONT HOLDING LTD.

2

PART B – LOCAL COMPANIES

TARGET COMPANY	EQUITY INTERESTS	SELLER	PURCHASER
TARGET COMPANY 3: INNOVATIVE PAYMENT TECHNOLOGIES LLC	100%	MAGLENTA ENTERPRISES INC.	ТOT Group Russia LLC
TARGET COMPANY 4: PAYONLINE SYSTEM LLC	100%	MAGLENTA ENTERPRISES INC.

3

EXHIBIT C

List of Key Persons

1	Marat Abasaliev
2	Madina Khanzharova
3	Alexey Medvedev
4	Boris Krivoshapkin
5	Vera Sosenkina
6	Kirill Ostrovsky
7	Alexander Borisov
8	Andrey Igumnov
9	Anton Savluk

1

EXHIBIT D

PRO-FORMA AGREEMENT FOR SALE AND PURCHASE OF PARTICIPATION INTEREST

Date: __________________ 2015

Moscow, Russian Federation

This Agreement (this "agreement") is made between:

[MAGLENTA ENTERPRISES INC., [registration data], hereinafter referred to as the "Seller", and] [INSERT OWNERS (PARTICIPANTS) OF INNOVATIVE PAYMENT TECHNOLOGIES LLC FOR SIMILAR AGREEMENT FOR THAT ENTITY]

Limited Liability Company "[_________]", a limited liability company organized and existing under the laws of the Russian Federation with registered number _________ and whose registered office is at ___________________________, hereinafter referred to as the "Purchaser", jointly referred to as the "Parties", that on the basis of Article 421 of the Civil Code of the Russian Federation (hereinafter referred to as the "Civil Code"), acting reasonably and in good faith, have entered into this agreement as follows:

SUBJECT OF AGREEMENT

1.1	The Sellers own a share in the charter capital of Limited Liability Company "PAYONLINE SYSTEM LLC” [INSERT “INNOVATIVE PAYMENT TECHNOLOGIES LLC" FOR SIMILAR AGREEMENT FOR THAT ENTITY] (hereinafter the "Company") located at ______________, Russian Federation, registered in the Unified State Register of Legal Entities on ___________ under registration number ___________) (hereinafter the "Participation Interest"), equal to one hundred (100%) per cent of the charter capital.

1.2	The Seller sells and the Purchaser purchases the Participation Interest equal to one hundred per cent (100%) of the charter capital of the Company (hereinafter the "Sold Participation Interest") pursuant to the terms and conditions of this agreement.

1.3	The Seller’s ownership of the Sold Participation Interest and its authority to dispose of the Sold Participation Interest are confirmed by the Charter of the Company dated ______________ and by a Unified State Register of Legal Entities extract issued by _____________ on _________ under No. _____________.

PRICE AND SETTLEMENT PROCEDURE

2.1	As of the date of this agreement the Sold Participation Interest has been fully paid by the Seller which is confirmed by a note issued by the Company on _________.

2.2	The nominal price of the Sold Participation Interest shall be RUB _________ (______) which is confirmed by a certificate issued by the Company on _______.

2.3	The agreed price of the Sold Participation Interest shall be RUB ______ (______). The settlement between the Parties shall be performed upon the signing and notary certification of this agreement which is to be confirmed by a written document.

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2.4	In accordance with Article 488 (5) of the Civil Code until the Sold Participation Interest is paid by the Purchaser it is considered to be pledged in favour of the Seller as security of the obligation of the Purchaser to pay for the Sold Participation Interest.

MISCELLANEOUS

3.1	The Seller confirms that as of the date of signing of this agreement the Sold Participation Interest is not alienated to another person, is not pledged, arrested or disputed and is not charged with any property rights or claims of third parties.

3.2	The Sold Participation Interest is transferred to the Purchaser upon notary certification of this agreement.

3.3	Simultaneously all the rights and obligations (with respect to the Sold Participation Interest) of the Company’s participant which emerged before the notary certification are transferred to the Purchaser.

3.4	The Parties are aware that the Seller and the Purchaser bear joint and several obligation in respect of the Company for making contributions to the property if such obligation existed prior to the transaction for the sale of the Sold Participation Interest. The Seller confirms that no obligations of contribution to the property currently exist or existed prior to signing of this agreement.

3.5	The Parties agree that the transfer of documents provided for by Article 21 (15) of the Federal Law “On Limited Liability Companies” will be performed by the notary certifying the Sold Participation Interest purchase.

3.6	The Seller is informed of the requirement to sign an application on changes of information in Unified State Register of Legal Entities in respect of the Company pursuant to the Sold Participation Interest purchase.

CLOSING PROVISIONS

4.1	This agreement is drafted and shall be governed and construed pursuant to the laws of the Russian Federation.

4.2	All disputes arising in the course of performance of this agreement shall be resolved by means of negotiations. In case of failure of negotiations the dispute shall be settled by arbitration under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration.

4.3	The Parties shall be responsible for proper, partial or improper performance hereunder in accordance with the applicable laws of the Russian Federation and terms of this agreement.

4.4	In accordance with Article 452 of the Civil Code all addendums to this agreement shall be made in the same form as this agreement.

4.5	The cost of notarization of this agreement, of the certification of authenticity of signature on the application on changes of information in the Unified State Register of Legal Entities in respect of the Company as well as of the delivery of the application to the Federal Tax Service and the delivery of the documents to the Company shall be equally borne by the Seller and the Purchaser.

4.6	The text of this agreement was read out to the Parties; the grounds for and consequences of invalidation of the transaction as provided in Articles 166 – 181 of the Civil Code, as well as the contents of Articles 10, 213, 256, 421, 424, 452, 460, 488 and 1202 of the Civil Code, Article 35 of the Family Code, Articles 14-16, 21 of the Federal Law "On Limited Liability Companies", Article 7 of the Federal Law "On Natural Monopolies" and Article 28 of the Federal Law "On Protection of the Competition" were explained to the Parties.

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4.7	This agreement is made and signed in four counterparts, one is kept in the notary files of _______________________ at the address _______________________________________________________, one is provided to the Seller, one – to the Purchaser and one – to the Company.

SIGNATURES OF THE PARTIES

Seller:

ON BEHALF OFMAGLENTA ENTERPRISES INC.

On behalf of the Purchaser:

Limited Liability Company "[_________]", a limited liability company organized and existing under the laws of the Russian Federation

By:
Name:
Title:

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EXHIBIT E

Investment Representations and Warranties

As a condition to the issuance of the Consideration Shares, each Seller hereby represents and warrants to the Purchasers and Net Element, Inc., a Delaware corporation (“NETE”) as follows:

Seller acknowledges that the issuance and transfer to it of the shares of common stock of NETE representing the Consideration Shares pursuant to this Agreement (collectively, the "Shares") has not been reviewed by the SEC or any state securities regulatory authority because such transaction is intended to be exempt from the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. Seller understands that each of NETE and each Purchaser is relying upon the truth and accuracy of, and Seller’s compliance with, the representations, warranties, acknowledgments and understandings of Seller set forth in this Agreement in order to determine the availability of such exemptions and the eligibility of Seller to acquire the Shares.

Seller represents that the Shares are being acquired by Seller for its own account, for investment purposes only and not with a view to or for distribution or resale to others in contravention of the registration requirements of the Securities Act or applicable state securities laws. Seller agrees that it will not sell or otherwise transfer any of the Shares unless such transfer or resale is registered under the Securities Act and applicable state securities laws or unless exemptions from such registration requirements are available.

Seller an “accredited investor” as defined in Rule 501(a) under the Securities Act and has such knowledge and experience in financial and business matters that renders Seller capable of understanding and evaluating the merits and risks of an equity investment in the Shares and is financially capable of bearing the risk of its investment. Seller agrees to furnish any additional information requested by the Company or any of its affiliates to assure compliance with applicable U.S. federal and state securities laws in connection with the purchase and sale of the Shares. Seller acknowledges that Seller has completed the Accredited Investor Questionnaire (attached hereto as on Exhibit E-1) and that the information contained therein is complete and accurate as of the date thereof and is hereby affirmed as of the date hereof. Any information that has been furnished or that will be furnished by Seller to evidence its status as an accredited investor is accurate and complete, and does not contain any misrepresentation or material omission

Seller recognizes that its acquisition of the Shares involves a high degree of risk in that: (a) an investment in the Shares is highly speculative and only Seller who can afford the loss of their entire investment should consider investing in securities of NETE; (b) transferability of the Shares is limited; (c) NETE has experienced recurring losses and it must raise substantial additional capital in order to continue operating its business; (d) subsequent equity financings will dilute the ownership and voting interests of Seller and equity securities issued by NETE to other persons or entities may have rights, preferences or privileges senior to the rights of Seller; (e) any debt financing that may be obtained by NETE must be repaid regardless of whether NETE generates revenues or cash flows from operations and may be secured by substantially all of NETE’s assets; (f) there is absolutely no assurance that any type of financing on terms acceptable to NETE will be available to NETE or otherwise obtained by NETE; and (g) if NETE is unable to obtain additional financing or is unable to obtain additional financing on terms acceptable to it, then NETE may be unable to implement its business plans or take advantage of business opportunities, which could have a material adverse effect on NETE’s business prospects, financial condition and results of operations and may ultimately require NETE to suspend or cease operations. Seller acknowledges that he has prior investment experience and that he recognizes and fully understands the highly speculative nature of Seller’s investment in NETE pursuant to its acquisition of the Shares. Seller acknowledges that he, she or it, either alone or together with its professional advisors, has the capacity to protect its own interests in connection with this transaction.

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Seller acknowledges that it has carefully reviewed this Agreement and NETE’s filings with the SEC, which are available on the Internet at www.sec.gov, all of which documents and filings Seller acknowledges have been made available to it. Seller has been given the opportunity to ask questions of, and receive answers from, NETE concerning this Agreement, the issuance to him, her or it of the Shares, and NETE’s business, operations, financial condition and prospects, and Seller has been given the opportunity to obtain such additional information, to the extent NETE possesses such information or can acquire it without unreasonable effort or expense, necessary to verify the accuracy of same as Seller reasonably desires in order to evaluate its investment in NETE pursuant its acquisition of the Shares. Seller fully understands all of such documents and filings and has had the opportunity to discuss any questions regarding any of such documents or filings with its legal counsel and tax, investment and other advisors. Notwithstanding the foregoing, Seller acknowledges and agrees that the only information upon which it has relied upon in executing this letter agreement is the information set forth in this Agreement and NETE’s filings with the SEC. Seller acknowledges that it has received no representations or warranties from NETE, its employees, agents or attorneys in making this investment decision. Seller acknowledges that it does not desire to receive any further information from NETE or any other person or entity in order to make a fully informed decision of whether or not to execute this letter agreement and accept the Shares.

Seller acknowledges that the issuance to it of the Shares may involve tax consequences to Seller. Seller acknowledges and understands that Seller must retain its own professional advisors to evaluate the tax and other consequences of Seller’s receipt of the Shares.

Seller understands and acknowledges that NETE is under no obligation to register the resale of the Shares under the Securities Act or any state securities laws. Seller agrees that NETE may, if it desires, permit the transfer of the Shares out of Seller’s name only when Seller’s request for transfer is accompanied by an opinion of counsel reasonably satisfactory to NETE that the proposed transfer satisfies an applicable exemption from registration requirements under the Securities Act and applicable state securities laws.

Seller understands that the certificate(s) representing the Shares shall bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the Shares):

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE SECURITIES UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS, OR (B) AN OPINION OF COUNSEL, IN A REASONABLY ACCEPTABLE FORM, THAT REGISTRATION IS NOT REQUIRED UNDER SAID ACT OR APPLICABLE STATE SECURITIES LAWS, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER SAID ACT.

The legend set forth above will be removed, and NETE will issue a certificate without such legend to the holder of the Shares upon which it is stamped, only if (a) such Shares are being sold pursuant to an effective registration statement under the Securities Act, (b) such holder delivers to NETE an opinion of counsel, in a reasonably acceptable form to NETE, that the disposition of the Shares is being made pursuant to an exemption from federal and state registration requirements, or (c) such holder provides NETE with reasonable assurance that a disposition of the Shares may be made pursuant to Rule 144 under the Securities Act without any restriction as to the number of shares acquired as of a particular date that can then be immediately sold.

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Seller acknowledges that she, he or it has a preexisting personal or business relationship with NETE or one or more of its officers, directors or controlling persons.

Seller represents and warrants that she, he or it was not induced to invest in NETE (pursuant to the issuance to it of the Shares) by any form of general solicitation or general advertising, including, but not limited to, the following: (a) any advertisement, article, notice or other communication published in any newspaper, magazine or similar media (including via the Internet) or broadcast over the news or radio; and (b) any seminar or meeting whose attendees were invited by any general solicitation or advertising.

Seller’s current address is on file with NETE.

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EXHIBIT E-1

ACCREDITED INVESTOR QUESTIONNAIRE

Ladies and Gentlemen:

The information contained herein is being furnished to Net Element, Inc. (the “Company”) by the undersigned to establish whether or not the undersigned is an “Accredited Investor” under Rule 501 of Regulation D promulgated under the Securities Act of 1933, as amended. The determination of whether or not the undersigned is an accredited investor is necessary to allow the Company to determine whether or not it may engage in certain future transactions with third parties. Your answers will be relied upon by the Company.

THE UNDERSIGNED UNDERSTANDS AND AGREES THAT, ALTHOUGH THIS QUESTIONNAIRE WILL BE KEPT STRICTLY CONFIDENTIAL, THE COMPANY MAY PRESENT THIS QUESTIONNAIRE TO SUCH PARTIES AS IT DEEMS ADVISABLE IF CALLED UPON TO ESTABLISH THE AVAILABILITY UNDER ANY FEDERAL OR STATE SECURITIES LAWS OF AN EXEMPTION FROM REGISTRATION.

This Accredited Investor Questionnaire does not constitute an offer of securities by the Company, but is merely a request for information.

Please complete, sign, date and return one copy of this Accredited Investor Questionnaire to the Company:

1.	General Information

(a)	The undersigned is:

( )	An individual*
( )	A corporation
( )	A partnership or limited liability company
( )	A trust
( )	Other

*If held as joint tenants with right of survivorship, community property, or tenants in common, signatures of all parties are required. Each Co-Holder (other than a spouse) must complete and sign a separate Accredited Investor Questionnaire.

(b)	LEGAL NAME(S) OF PROSPECTIVE INVESTOR(S):

Social Security or Employer Identification Number of each Prospective Investor:

Country of Principal Residence:

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Address

(No P.O. Boxes please)

City: ______________State: ______________ Zip Code: ____ Country: ____

2.          Representations as to Accredited Investor Status. The undersigned certifies that the undersigned is an “Accredited Investor” for one or more of the following reasons (check one):

☐	(i) The undersigned is a natural person whose individual net worth, or joint net worth with that person’s spouse, at the time of purchase exceeds US $1,000,000. For purposes of this item 2(i), “net worth” means the excess of total assets at fair market value (including personal and real property, but excluding the estimated fair market value of a person's primary home) over total liabilities. Total liabilities excludes any mortgage on the primary home in an amount of up to the home's estimated fair market value as long as the mortgage was incurred more than 60 days before the securities are purchased, but includes (i) any mortgage amount in excess of the home's fair market value and (ii) any mortgage amount that was borrowed during the 60-day period before the closing date for the sale of securities for the purpose of investing in the securities;

☐	(ii) The undersigned is an individual (not a partnership, corporation, etc.) who had an income in excess of US $200,000 in each of the two most recent years, or joint income with their spouse in excess of US $300,000 in each of those years and has a reasonable expectation of reaching the same income level in the current year;

☐	(iii) The undersigned is a director or executive officer of the Company which is issuing and selling the securities;

☐	(iv) The undersigned is a corporation, partnership, Massachusetts business trust, or an organization within the meaning of Section 501(c)(3) of the Internal Revenue Code, in each case not formed for the specific purpose of acquiring the securities and with total assets in excess of US $5,000,000;

☐	(v) The undersigned is a trust with total assets in excess of US $5,000,000, not formed for the specific purpose of acquiring the securities, where the purchase is directed by a “sophisticated person” as defined in Regulation 506(b)(2)(ii);

☐	(vi) The undersigned is a bank, as defined in Section 3(a)(2) of the Securities Act of 1933, as amended (“Securities Act”), or any savings and loan association or other institution as defined in Section 3(a)(5)(A) of the Securities Act, whether acting in an individual or a fiduciary capacity;

☐	(vii) The undersigned is a broker or dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended;

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☐	(viii) The undersigned is an insurance company, as defined in Section 2(13) of the Securities Act;

☐	(ix) The undersigned is an investment company registered under the Investment Company Act of 1940 or a business development company, as defined in Section 2(a)(48) of that act;

☐	(x) The undersigned is a Small Business Investment Company licensed by the U.S. Small Business Administration under Section 301(c) or (d) of the Small Business Investment Act of 1958;

☐	(xi) The undersigned is a plan established and maintained by a state, its political subdivisions or any agency or instrumentality of a state or its political subdivisions for the benefit of its employees, if the plan has total assets in excess of US $5 million;

☐	(xii) The undersigned is an employee benefit plan within the meaning of Title I of the Employee Retirement Income Security Act of 1974, if the investment decision is being made by a plan fiduciary, as defined in Section 3(21) of such act, and the plan fiduciary is either a bank, an insurance company, or a registered investment adviser, or if the employee benefit plan has total assets in excess of US $5 million;

☐	(xiii) The undersigned is a private business development company, as defined in Section 202(a)(22) of the Investment Advisers Act of 1940;

☐	(xiv) The undersigned is an entity all the equity owners of which are “accredited investors” within one or more of the above categories. If relying upon this Category alone, each equity owner must complete a separate copy of this Questionnaire;

(describe entity)

The information contained herein is complete and accurate to the best of the undersigned’s information and belief, and the undersigned will notify the Company promptly of any change in any of such information. The undersigned realizes and understands that, but for the truth of the information contained herein, the undersigned would not receive consideration by the Company pertaining to a potential investment.

EXECUTED this _____ day of ___________, 2015.

(Signature of Prospective Investor)

(Name: Printed or Typed)

(Title, if applicable)

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EXHIBIT F

FORM OF ESCROW AGREEMENT

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EXHIBIT G

PART 1 – DETAILS OF POLIMORE CAPITAL LIMITED

Company name	POLIMORE CAPITAL LIMITED

Type of company	Limited liability company

Registration number	332583

Date and place of registration	May 22, 2014, Cyprus

Address of registered office	1 Stasinou MITSI BUILDING 1, 1st floor, office/flat 4, 1060 Plateia Eleftherias, Nicosia, Cyprus

Share capital	Euro 1000 (One thousand)

Shareholders	Maglenta Enterprises Inc. Champfremont Holding Ltd.

Director	Avraam Marangos

Auditors	SPL audit

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EXHIBIT G

PART 2 – DETAILS OF BROSWORD HOLDING LIMITED

Company name	BROSWORD HOLDING LIMITED

Type of company	Limited liability company

Registration number	331856

Date and place of registration	April 30, 2014, Cyprus

Address of registered office	1 Stasinou MITSI BUILDING 1, 1st floor, office/flat 4, 1060 Plateia Eleftherias, Nicosia, Cyprus

Share capital	Euro 1000 (One thousand)

Shareholders	Maglenta Enterprises Inc. Champfremont Holding Ltd.

Director	Avraam Marangos

Auditors	SPL audit

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EXHIBIT G

PART 3 – DETAILS OF PAYONLINE SYSTEM LLC

Company name	PAYONLINE SYSTEM LLC (ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ "ПЭЙОНЛАЙН СИСТЕМ")

Type of company	Limited liability company

Main state registration number	1097746015047

Date and place of registration	January 22, 2009, Russia

Address of registered office	Russia, Moscow, 8 Marta str. D.1, st.12

Charter capital	RUR 10 000 (Ten thousand)

Participants	Marat Ruslanovich Abasaliev Andrey Yurievich Ryabchikov Alexey Nikolaevich Shadrov

General Director	Marat Ruslanovich Abasaliev

RAS auditors	n/a

Initial accounting reference date	December 31

Tax residence	Russian Federation

Tax identification number	7743731941

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EXHIBIT G

PART 4 – DETAILS OF INNOVATIVE PAYMENT TECHNOLOGIES LLC

Company name	INNOVATIVE PAYMENT TECHNOLOGIES LLC (ОБЩЕСТВО С ОГРАНИЧЕННОЙ ОТВЕТСТВЕННОСТЬЮ "ИННОВАЦИОННЫЕ ПЛАТЕЖНЫЕ ТЕХНОЛОГИИ")

Type of company	Limited liability company

Main state registration number	1147746539038

Date and place of registration	May 13, 2014, Russia

Address of registered office	Russia, Moscow, Ogorodniy proezd, 8, bld.1, off. 2

Charter capital	RUR 10 000 (Ten thousand)

Participants	Margarita Ivanovna Bobrovich Ruslan Abdulkadyrovich Illaev

General Director	Madina Shamilievna Khanzharova

RAS auditors	n/a

Initial accounting reference date	December 31

Tax residence	Russian Federation

Tax identification number	7705185667

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EXHIBIT H

FORM OF NON-COMPETITION AGREEMENT

THIS COVENANT NOT TO COMPETE (this "Agreement"), made this [        ] day of [                ], 2015 (the “Effective Date”), by and between [________________] (hereinafter referred to as the "Member"), and TOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation, and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales, (each of the foregoing individually, a “Purchaser” and, collectively, the "Purchasers").

WITNESSETH:

WHEREAS, the Purchasers and [______________________] entered into that certain Acquisition Agreement, dated [_____], 2015 (the "Acquisition Agreement"), pursuant to which the Purchasers contemplates to acquire from the sellers listed in the Acquisition Agreement all of the issued and outstanding (i) participation interest representing 100% of the charter capital of each of PayOnline System LLC and Innovative Payment Technologies LLC and (ii) 100% of the share capital of each of Polimore Capital Limited and Brosword Holding Limited (collectively, the "Target Companies"); capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Acquisition Agreement;

WHEREAS, the Member is a seller of the Interests in the Target Companies]/[guarantor of the sellers’ obligations under the Acquisition Agreement] [CHOOSE AS APPLICABLE];

WHEREAS, as of the date of transfer of each of the Target Companies to the Purchasers (the "Transfer Date") the Member and the Target Companies have been engaged in Business in the following jurisdictions: [____________________];

WHEREAS, each of the Purchasers will thereafter conduct the Business acquired from the sellers in the same manner as the Business was conducted by the Target Companies prior to the Transfer Date, and the Member has intimate knowledge of the Business and the Target Companies’ business practices, trade secrets and confidential and proprietary information, which, if exploited by the Member in contravention of this Agreement, would seriously, adversely and irreparably affect the ability of each of the Purchasers to continue the business previously conducted by the Target Companies; and

WHEREAS, the Member has agreed to execute this Agreement.

NOW, THEREFORE, in consideration of the premises, the mutual promises and covenants of the parties hereto set forth herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Member and the Purchasers, intending to be legally bound, agree as follows:

1.	Noncompetition. The Member covenants and agrees that, for a period of two (2) years from the Effective Date, the Member will not, in Russia, Cyprus, the United States of America, and anywhere where the Target Companies conducted the Business prior to the Transfer Date or where the Purchasers and/or the Target Companies and their affiliates contemplate conducting the Business in the future (collectively, the "Territory"), directly or indirectly, compete with any of the Purchasers and the Target Companies by carrying on a business which is substantially similar to the Business.

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2.	Definition of “Compete”. For the purposes of this Agreement, the term "compete" shall mean with respect to the Business: (i) engaging in any manner in any activity or business which is substantially similar to the Business within the Territory unless such activity or business is a Non-Restricted Business (as defined in Section 6 below); (ii) calling on, soliciting, taking away, accepting as a client or customer or attempting to call on, solicit, take away or accept as a client or customer any individual, company, partnership, corporation or association that is or was a client or customer of the Company or any of the Purchasers at any time during the twelve (12) calendar month period immediately preceding any such act for purposes of providing any product or service which is substantially similar to the products or services provided in the operations of the Business unless such products or services are provided in terms of Non-Restricted Business (as defined in Section 6 below); or (iii) hiring, soliciting, taking away or attempting to hire, solicit or take away any employee of the Business or any of the Purchasers either on the Target Companies’ behalf or on behalf of any other person or entity for any purpose, provided however that nothing in this Section 2 shall prohibit the use of a general solicitation in a publication, through recruitment companies or by other means.

3.	Direct or Indirect Competition. For the purposes of this Agreement, the words "directly or indirectly" as they modify the word "compete" shall mean (i) acting as an agent, representative, officer, director, or employee of any entity or enterprise which is competing (as defined in Section 2 hereof) with the Business, (ii) participating in any such competing entity or enterprise as an owner, joint venturer or stockholder (except as a stockholder holding less than one percent (1%) interest in a corporation whose shares are actively traded on a regional or national securities exchange or in the over-the-counter market), and (iii) communicating to any such competing entity or enterprise the names or addresses or any other information concerning any past, present, or identified prospective client or customer of the Target Companies or any of the Purchasers.

4.	Confidential Data. The Member further agrees that the Member will keep confidential and not, directly or indirectly, divulge to anyone nor use or otherwise appropriate for the Member's own benefit, any pricing information, marketing information of the Target Companies, the Purchasers or their affiliates or any other of the following confidential information or documents of or relating to the Target Companies or any of the Purchasers: information, knowledge and data that is used, developed, obtained or owned or licensed by the Target Companies relating to the Business, products and/or services of the Target Companies or the Business, products and/or services of any customer, sales officer, sales associate or independent contractor thereof, including products, services, fees, pricing, designs, marketing plans, strategies, analyses, forecasts, formulas, drawings, photographs, reports, records, computer software owned by the Target Companies, applications, program listings, flow charts, manuals, documentation, data, databases, specifications, technology, inventions, new developments and methods, improvements, techniques, trade secrets, devices, products, methods, know-how, processes, financial data, customer lists, contact persons, cost information, executive information, personnel matters, copyrightable works and information with respect to the Target Companies or any of the Purchasers, in each case whether patentable or unpatentable and whether or not reduced to practice, and all similar and related information in whatever form, and all such items of any vendor, customer, sales officer, sales associate or independent contractor of the Target Companies or any of the Purchasers, information about client requirements, terms of license agreements, terms of contracts with clients and customers, and planning and financial information of the Target Companies or any of the Purchasers (hereinafter referred to as "Confidential Data"). The Member hereby acknowledges and agrees that the prohibitions against disclosure of Confidential Data recited herein are in addition to, and not in lieu of, any rights or remedies which any Purchaser may have available pursuant to the laws of any jurisdiction or at common law, including, without limitation, any trade secret laws, to prevent the disclosure of trade secrets or proprietary information, and the enforcement by any Purchaser of its rights and remedies pursuant to this Agreement shall not be construed as a waiver of any other rights or available remedies which it may possess in law or equity absent this Agreement.

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5.	Equitable Relief. The Member acknowledges that the Member's expertise in the Business described herein is of a special, unique, unusual, extraordinary, and intellectual character, which gives said expertise a peculiar value, and that a breach by the Member of the provisions of this Agreement cannot reasonably or adequately be compensated in damages in an action at law; and a breach of any of the provisions contained in this Agreement will cause each of the Purchasers irreparable injury and damage. The Member further acknowledges that the Member possesses unique skills, knowledge and ability and that competition in violation of this Agreement or any other breach of the provisions of this Agreement would be extremely detrimental to each Purchaser. By reason thereof, the Member agrees that each Purchaser shall be entitled, in addition to any other remedies it may have under this Agreement or otherwise, to preliminary and permanent injunctive and other equitable relief to prevent or curtail any breach of this Agreement; provided, however, that no specification in this Agreement of a specific legal or equitable remedy shall be construed as a waiver or prohibition against the pursuing of other legal or equitable remedies in the event of such a breach.

6.	Non-Restricted Business. The operation of the payment processing function of the Internet-based dating and gaming platforms only, including, but not limited to www.anastasiadate.com (so long as not in breach or violation of the terms and conditions of the New Anastasiadate.com Agreement (as defined in the Acquisition Agreement)), asiandate.com, arabiandate.com, africabeauties.com, amolatina.com and russianbrides.com shall not be deemed a breach of the non-compete obligations hereunder so long as such function is only supportive for the core (profit generating) function of each such website (the “Non-Restricted Business”). For the avoidance of doubt set up, acquisition, financing, maintenance or any other actions related to the Non-Restricted Business shall not be deemed a breach of the non-compete obligations hereunder. For the purposes of this Section 6 Internet-based platform shall mean any platform available through internet, including, but not limited to platforms available through internet browser, Android or IOS mobile applications.

7.	Severability. In the event that any provision of this Agreement or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained herein) should be held to be unenforceable or invalid for any reason, such provision or portion thereof shall be modified or deleted in such a manner so as to make this Agreement as modified legal and enforceable to the fullest extent permitted under applicable laws.

8.	Successors and Assigns. The covenants, terms and provisions set forth herein shall inure to the benefit of and be enforceable by each Purchaser, its successors, assigns and successors in interest, including, without limitation, any corporation with which such Purchaser may be merged or by which it may be acquired. This Agreement is non-assignable except that such Purchaser's rights, duties and obligations under this Agreement may be assigned to its acquiror or successor in the event such Purchaser is merged, acquired, sells substantially all of the assets of the Business, or transfers the Business to any other entity. Subject to the Member’s written consent, which shall not be unreasonably withheld, such Purchaser may also assign its rights under this Agreement for collateral security purposes to all lenders providing financing to such Purchaser and any agent acting on such lenders' behalf.

9.	Integrated Agreement and Consideration. This Agreement constitutes the entire Agreement among the parties hereto with regard to the subject matter hereof, and there are no agreements, understandings, restrictions, warranties or representations relating to said subject matter among the parties other than those set forth herein or herein provided for. Nothing contained herein shall be regarded as an agreement of employment between Member and any of the Purchasers. Member hereby acknowledges that the contribution of the assets and business of the Target Companies pursuant to the Acquisition Agreement is good and valuable consideration received by Member for the covenants and undertakings as described in this Agreement, and such covenants and undertakings are ancillary to the contribution and transfer of said assets and the business of the Target Companies.

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10.	Counterparts and Interpretation. This Agreement may be executed in two or more counterparts, each of which will take effect as an original and all of which shall evidence one and the same agreement. In addition, any counterpart signature page may be executed and delivered by facsimile or portable document format ("PDF") and any such faxed or PDF signature pages may be attached to one or more counterparts of this Agreement, and such faxed or PDF signature(s) shall have the same force and effect as if original signatures had been executed and delivered in person. Capitalized terms not defined herein shall have the meanings set forth in the Acquisition Agreement.

11.	Governing Law; Arbitration; Waiver of Jury Trial. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York, without giving effect to any choice or conflict of law, rule or regulation (whether of the State of New York or other jurisdiction) which would cause the application of any law, rule or regulation other than of the State of New York. In the event that there is any dispute related to or in connection with this Agreement, the parties hereto agree that such dispute shall be finally settled by binding arbitration administered under the Commercial Arbitration Rules of the American Arbitration Association in effect at the time of the arbitration (the "ABA", such rules being the "ABA Rules"), except as they may be modified by mutual agreement of the parties. The arbitration shall take place in Miami, Florida and be conducted in the English language. The arbitral tribunal shall consist of one arbitrator selected and mutually agreed to by the Member and each Purchaser in accordance with the ABA Rules (or, if they cannot agree on such arbitrator, such arbitrator shall be chosen pursuant to the ABA Rules). The arbitrator shall apply the laws of the State of New York as the substantive law and shall issue their award no later than three (3) months after the date of commencement of the arbitral proceedings. Any award issued as a result of such arbitration shall be final and binding between the parties thereto (save for any manifest error) and shall be enforceable by a court as described in this Section 11. Each of the parties hereto shall bear its own fees, costs and expenses associated with the arbitration (including reasonable attorneys’ fees, fees, costs and expenses of the arbitrator and the ABA), or in any action to enforce an arbitration award. The arbitrator is not empowered to award damages in excess of compensatory damages, and each party hereby irrevocably waives any right to recover such damages with respect to any dispute resolved by arbitration pursuant to this Section 11. The parties hereto undertake to keep confidential all awards in their arbitration, together with all materials in the proceedings created for the purpose of the arbitration and all other documents produced by another party in the proceedings not otherwise in the public domain, save and to the extent that disclosure may be required of a party by legal duty, to protect or pursue a legal right or to enforce or challenge an award in legal proceedings before a court or other judicial authority. THE PARTIES HERETO HEREBY AGREE THAT THE PROCEDURES SET FORTH IN THIS SECTION SHALL BE THE EXCLUSIVE DISPUTE RESOLUTION PROCEDURES APPLICABLE AND, EXCEPT AS SHALL BE NECESSARY TO ENFORCE ANY ARBITRATION DECISION IN A COURT OF LAW, THE PARTIES HEREBY WAIVE ALL RIGHTS TO A COURT TRIAL OR TRIAL BY JURY WITH RESPECT TO ANY CONTROVERSY, DISPUTE OR CLAIM UNDER THIS NOTE AND AGREEMENT. Each party hereto (i) agrees that any suit, action or other legal proceeding relating hereto shall only be brought to enforce an arbitration award issued pursuant to this Section 11 or to seek as necessary urgent injunction or other similar equitable relief and shall be exclusively brought in the United States District Court for the Southern District of New York, and if such court will not or cannot hear the case for any reason, the exclusive jurisdiction of any court of the State of New York sitting in the City of New York, borough of Manhattan in respect of any action, suit or proceeding arising in connection with this Agreement, (ii) consents to the exclusive jurisdiction of such court in any such suit, action or proceeding, and (iii) waives any objection said party may have to the laying of venue in any such suit, action or proceeding in either such court.

12.	Breach of Agreement. The Member agrees that in the event the Member breaches any provision of this Agreement, each Purchaser shall be entitled in addition to any other remedies they may have under this Agreement, to offset to the extent of any liability, loss, damage or injury from such breach any payments due to the Member or any other party pursuant to the Acquisition Agreement.

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13.	Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by registered or certified mail, return receipt requested, first class postage prepaid, or sent by Federal Express or similarly recognized overnight delivery service with receipt acknowledged, or sent by facsimile or electronic mail, in each case sent to the appropriate address, facsimile number or electronic mail address (as applicable) set forth in this Section 13, as follows:

If to Purchasers:	ТOT Group Russia LLC
office 01, 54th Floor
Federation Tower West
12, Presnenskaya emb.
Moscow, 123100, Russia
Attention: General Director/Konstantin Zaripov
Telephone: +7 495 286 72 00
E-mail: kzaripov@netelement.com

and

TOT Group Europe Ltd.
Acre House
11-15 William Road
London, England
NW1 3ER
Attention: Company Director/ Konstantin Zaripov
Telephone: +44 7789 658193
E-mail: kzaripov@netelement.com

If to the Member:	At the address/facsimile number as set forth on the signature page hereto.

Notice shall be deemed given ten (10) business days after when deposited in the United States mails in the manner aforesaid, with sufficient prepaid postage affixed to carry same to its destination, or five (5) business days after tendered to Federal Express or some other recognized overnight courier or locally recognized same-day delivery service, for delivery in the manner aforesaid, with such courier's or messenger’s standard receipt, or, if delivered by facsimile or electronic mail to the appropriate facsimile number or electronic mail address (as applicable) set forth in this Section 13, on the next business day after delivery. The parties may change the address to which notices under this Agreement shall be sent by providing written notice to the other in the manner specified above.

14.	Confidentiality of this Agreement. Each party to this Agreement shall treat as confidential and will not disclose any information (unless such information is now or subsequently becomes generally available in the public domain through no fault or breach on the part of the recipient of such information, is independently developed by the recipient of such information or is disclosed pursuant to the order or requirement of a court, administrative agency, or other Governmental Authority, provided that disclosing party gives a written notice of the intended disclosure to other parties to this Agreement within three (3) Business Days before such disclosure to the Governmental Authority occurs) received or obtained by it as a result of entering into or performing this Agreement which relates to:

(a)	the provisions of this Agreement, or any document or agreement entered into pursuant to this Agreement, including provisions related to web addresses of internet-based dating and gaming platforms listed in Section 6 hereto;

(b)	the negotiations leading up to or relating to this Agreement; or

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(c)	any of the parties to this Agreement.

Notwithstanding above, any party shall be entitled to disclose any information contained in this Agreement or referred to in subsections (a), (b) and/or (c) of this Section 14 if such disclosure is required by applicable laws and/or regulations or for the purposes of enforcing the provisions of this Agreement, including, without limitation, making and prosecuting a Claim under the Acquisition Agreement, bringing and prosecuting legal actions against the other party(ies) according to and in the manner stipulated by the Section 11 of this Agreement.

15.	Pronouns. All pronouns used herein shall be deemed to refer to the masculine, feminine or neuter gender as the context requires.

[Signatures are on next page.]

21

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PURCHASERS:

TOT Group Russia LLC

By:
Name:
Title:

TOT Group Europe Ltd.

By:
Name:
Title:

MEMBER:

Name:

Member's Address for Notices:

Telephone:
Facsimile:
Email:

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EXHIBIT I

PARTICULARS OF EMPLOYMENT

Compensation of Certain Key Persons. Subject to consummation of the Initial Closing and Final Closing, the Purchasers shall cause Marat Ruslanovitch Abasaliev, as a General Director of the Target Company 4, to receive during the first twelve (12) months after the Final Closing (so long as serves the Group and Purchasers as a General Director of the Target Company 4 during such twelve (12) months period) a total fixed compensation net of income taxes of not less than One Hundred and Twelve Thousand US Dollars (US $120,000). Marat Ruslanovitch Abasaliev, as a General Director of the Target Company 4, will be guaranteed of up to Sixty Thousand US Dollars (US $ 60,000) annual bonus payable in cash quarterly subject to achieving of the applicable calendar quarter net profit of One Hundred and Eighty-Five Thousand US Dollars (US $185,000) by the Group, provided that such quarterly bonus shall be reduced proportionally in case the Group achieves lower than One Hundred and Eighty-Five Thousand US Dollars (US $185,000) net profit during the applicable quarter.

2

EXHIBIT J

PARTICULARS OF NEW ANASTASIADATE.COM AGREEMENT

New three (3) year agreement with Anastasiadate.com family of websites, according to which Target Company 2 will process (at the processing fee equal to the buy rate of the acquiring bank plus 0.4% payable to Target Company 2 as per the terms of the Binding Offer to Purchase between the Sellers and TOT Group Europe Ltd.) the websites’ turnover of not less than One Hundred Million US Dollars (US $100,000) annually via at least five banks-acquirers in the United States and Europe (including current banks with which the Group is doing business).

3

EXHIBIT K

PARTICULARS OF NEW OFFICE LEASE AGREEMENT

New eleven (11) months lease agreement with an unconditional prolongation for the total lease period of up to three (3) years for the office premises in business center TRIO (located at Russia, Moscow, 8 Marta str. D.1, st.12) executed by the landlord(s) of such office premises on the following terms and conditions: (i) the leasing space is at least 459.49 (four hundred fifty nine and forty nine hundreds) square meters; (ii) the leasing rate (rent) for the first year of lease agreement is 18000 Russian Rubles per 1 (one) square meter plus maintenance expenses; (iii) for the second and further years, the leasing rate (rent) can be changed but should be equal to the fair market price of similar space.

4

EXHIBIT L

FORM OF THE GUARANTY

GUARANTY

THIS GUARANTY (this “Guaranty”), made as of this _____ day of May, 2015, by Net Element Inc., a Delaware corporation (the “Guarantor”), to Maglenta Enterprises Inc., a company incorporated and existing in the Republic of Seychelles, Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (each individually, a “Seller” and, collectively, the “Sellers”).

RECITALS:

WHEREAS, the Sellers have entered into that certain Acquisition Agreement, dated as of May _____, 2015 (the “Acquisition Agreement”), with ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales (each individually, a “Purchaser” and, collectively, the "Purchasers"), and certain "Target Companies" (as defined in the Acquisition Agreement), pursuant to which the Purchasers agreed to purchase from the Sellers and the Sellers agreed to sell to the Purchasers, subject to certain terms and conditions, 100% of the issued and outstanding ownership interests of each of the Target Companies. Capitalized terms not otherwise defined in the body of this Guaranty shall have the meanings ascribed to such terms in the Acquisition Agreement.

WHEREAS, the parties to the Acquisition Agreement agreed that the Guarantor will guaranty certain payment obligations of the Purchasers as set forth herein.

NOW, THEREFORE, the Guarantor and the Purchasers agree as follows:

1.           If the Purchasers default on the Payment Obligations (as defined below) under the Acquisition Agreement by failing to pay the Payment Obligations that became due on their due date and fail to cure such default within ten (10) Business Days after the delivery of a written notice of the Sellers to any of the Purchasers (the “Cure Period”), then the Seller may deliver a written notice to the Guarantor with a request (a “Sellers’ Request”) to pay, on behalf of the Purchasers, such due and unpaid Payment Obligations. Each Seller’s request shall provide a description and quantification of the due and unpaid Payment Obligation. “Payment Obligations” shall mean the following Purchasers’ obligations under the Acquisition Agreement: (a) payment when due of the first Installment (as defined in the Acquisition Agreement); (b) payment if and when due of the Deferred Consideration (as defined in the Acquisition Agreement); (c) payment of the Difference (as defined in the Acquisition Agreement) if and when due under the terms and conditions of Section 2.8 of the Acquisition Agreement (Value Guaranteed Floor of Consideration Shares); and (d) return, subject to the terms and conditions set forth in such Section 2.9 (Options), of the Interests actually received by the Purchasers from the Sellers prior to either the Sellers’ Option Notice and/or the Purchasers’ Option Notice (each as defined in the Acquisition Agreement).

5

2.           The Guarantor shall direct their counsel to provided Opinions and remove restrictive legend in the manner stipulated by Section 2.1.6(c) of the Acquisition Agreement. If the Seller(s) has performed all reasonable actions and provided the Guarantor with all documents necessary for issuance of the Opinion/removal of restrictive legends as stipulated by Section 2.1.6(c) of the Acquisition Agreement, and the Guarantor has not procured (i) delivery of Rule 144 Opinion to the Guarantor’s transfer agent (with a copy to the applicable Seller(s)), and (ii) removal of the restrictive legends from the Consideration Shares sold or being sold by the Seller(s), as applicable (the “Default Shares”), within twenty (20) Business Days from the last day of the applicable Delivery Term, then, subject to all terms and conditions set forth in Section 2.1.6(d) and 2.1.6(e) of the Acquisition Agreement, such Seller(s) may, by written notice, require the Guarantor to repurchase (whether through cancelation, redemption, another exemption or any other means) the Default Shares from the Seller(s) at the Default Option Price.

3.           Upon receipt of the Sellers’ Request, Guarantor hereby unconditionally and irrevocably guarantees to the Sellers payment of the undisputed Payment Obligations that became due and are not paid (the “Guaranteed Obligations”). Notwithstanding anything to the contrary contained herein, the Acquisition Agreement or any other agreements or documents, the aggregate liability and obligations of the Guarantor hereunder shall not exceed, and the Guaranteed Obligations shall be limited to, the amount of the Purchase Price (as defined in the Acquisition Agreement). Except for the first Installment, each payment to be made by the Purchasers or on their behalf under the Acquisition Agreement or this Guaranty, and accordingly the Guaranteed Obligations, shall be subject to deductions, withholdings, counterclaims or set- offs with respect to the Purchase Price adjustments set forth in Section 2.1.4(c) of the Acquisition Agreement and Damages under Section 6.3 of the Acquisition Agreement. If any of the Sellers or any Affiliate of the Sellers will receive any payments that constitute the Guaranteed Obligations after any such obligations were paid by the Guarantor, each Seller shall, and shall cause its Affiliates, to promptly, but in any event not later than ten (10) Business Days, return such payments to the Guarantor. If any of the Sellers or any Affiliate of the Sellers will receive any payments that constitute the Guaranteed Obligations prior to any such obligations are paid by the Guarantor, such payments shall reduce the Guaranteed Obligations.

4.           The Guarantor warrants, represents and agrees as follows:

(a)          The Guarantor is in good standing in the State of Delaware and was duly organized and registered under applicable law.

(b)          The Guarantor has the right, power and authority, and has taken all action necessary, to execute, deliver and exercise its rights and perform its obligations in relation to this Guaranty.

(c)          The Guarantor’s obligations under this Guaranty are enforceable against it in accordance with their respective terms.

(d)          Neither the Guarantor nor any of its respective directors or creditors has presented any application for initiating of bankruptcy proceedings against the Guarantor.

(e)          No order has been made or application presented, resolution passed or meeting convened for the purpose of its winding-up or whereby its assets are to be distributed to creditors or shareholders or its other contributories.

6

(f)          No receiver (including an administrative receiver), liquidator, trustee, administrator, supervisor, nominee, custodian, or similar official has been appointed in respect of the whole or any part of the business or assets of it nor has any step been taken for or with a view to the appointment of such a person nor has any event taken place or is likely to take place as a consequence of which such an appointment might be made.

The representations and warranties set out in this Section 4 are made by the Guarantor on the date of this Guaranty.

5.           The liability of the Guarantor shall not be discharged or impaired by any amendment, variation or assignment of the Acquisition Agreement or any partial invalidity or any waiver of its terms, whether or not the Guarantor has given its prior written consent to such amendment, variation or assignment.

6.           The Guarantor will, within 15 Business Days upon presentation of the relevant documents, pay all reasonable documented legal costs properly incurred by any of the Sellers in connection with the enforcement of this Guaranty if the Guarantor fails to pay the undisputed Guaranteed Obligation subject to the terms hereof.

7.           The Guarantor may not dispute Guaranteed Obligation if on the date of the Seller’s Request such obligation is:

(a)          due and not paid by the Purchasers within the Cure Period and

(b)          based upon the final and binding Purchase Price Statement, Undisputed Claim or Resolved Claim.

For the avoidance of doubt, the Guarantor hereby irrevocably waives, to the fullest extent permitted by law, all objections which it may now or hereafter have with respect to the Payment Obligations meeting the criteria set forth in Section 7(a) and 7(b) above.

8.           All monetary payments to be made hereunder by Guarantor shall be made in lawful money of the United States of America at the time of payment. All payments by the Guarantor under this Guaranty will be made in full, subject, however, to the deductions, withholdings, counterclaims or set-offs as set forth in Section 2.1.4(c) of the Acquisition Agreement and Damages under Section 6.3 of the Acquisition Agreement. No partial payment by the Guarantor (whether under a court order or otherwise) will discharge the obligation of the Guarantor to the Sellers unless and until Sellers have received payment in full under the due and payable Guaranteed Obligation.

9.           All documents, notices, requests, demands and other communications that are required or permitted to be delivered or given under this Guaranty shall be in writing and shall be deemed to have been duly delivered or given upon (i) the delivery thereof, if delivered personally or sent by facsimile, e-mail or (ii) the mailing thereof if sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, such as FedEx or DHL:

If to the Guarantor, to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705

7

North Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

If to Purchasers, to:

ТOT Group Russia LLC

office 01, 54th Floor

Federation Tower West 12,

Presnenskaya emb.

Moscow, 123100, Russia

Attention: General Director/Konstantin Zaripov Telephone:

+7 495 286 72 00

E-mail: kzaripov@netelement.com

and

TOT Group Europe Ltd.

Acre House

11-15 William Road London,

England NW1 3ER

Attention: Company Director/ Konstantin Zaripov Telephone:

+44 7789 658193

E-mail: kzaripov@netelement.com

With a copy to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705 North

Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

And if to the Sellers, to:

Sellers’ Representative

Althaus Legal LLC

12 B. Savvinsky, building 12,

119435, Moscow, Russia

Telephone: +7 (499) 678-2298

Attention: Rostislav Shatenok, Andrey Tsaruk

E-mail: rshatenok@althausgroup.ru

Any notice sent by courier shall be, for information purposes only, duplicated by facsimile or email (immediately prior to posting).

8

A notice or other communication delivered by hand or by courier service shall be deemed to have been given when delivered, provided that where a notice sent by courier is duplicated by fax or email, then such notice shall be deemed to be sent by courier only.

10.         The headings of sections and paragraphs in this Guaranty are for convenience of reference only and shall not be construed in any way to limit or define the content, scope or intent of the provisions hereof. As used in this Guaranty, the singular shall include the plural, and masculine, feminine and neuter pronouns shall be fully interchangeable, where the context so requires. Whenever the words “including”, “include or includes” are used in this Guaranty, they should be interpreted in a non-exclusive manner as though the words “, without limitation,” immediately followed the same. Wherever possible, each provision of this Guaranty shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of this Guaranty is prohibited or unenforceable under applicable law, such provision shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

11.         This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. Each party hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. Each party irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over such party.

12.         If any term or provision of this Guaranty is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

13.         None of the parties to this Guaranty shall, nor purport to, assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Guaranty nor grant, declare, create or dispose of any right or interest in it.

14.         This Guaranty constitutes the entire agreement between the Guarantor and the Sellers pertaining to the subject matter contained herein, and may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by the Guarantor as to which such consent or waiver is applicable and by the Sellers. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which it is given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other similar or dissimilar right or default or otherwise prejudice the rights and remedies hereunder. Any single or partial exercise of any right, power or remedy provided by this Guaranty shall not preclude any other or further exercise of the right, power or remedy or any other right, power or remedy.

9

15.         This Guaranty is a continuing guaranty and is to remain in full force and effect in relation to the Guarantor until all the due and payable Guaranteed Obligations shall have been fully paid regardless of any intermediate partial payment or partial discharge.

16.         The rights, powers and remedies provided by this Guaranty are cumulative and (subject as otherwise provided in this Guaranty) are not exclusive of any rights, powers or remedies provided by law or otherwise.

17.         This Guaranty may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The exchange of copies of this Guaranty and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Guaranty as to the parties and may be used in lieu of the original Guaranty for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

(Signatures are on the following pages)

10

IN WITNESS WHEREOF, the undersigned has executed and delivered this Guaranty as of the date set forth in the first paragraph hereof.

SELLERS:

MAGLENTA ENTERPRISES INC.	CHAMPFREMONT HOLDING LTD.

By:	By:
Name:	Name:
Title:	Title:

GUARANTOR:

NET ELEMENT, INC.

By:
Name:
Title:

1

EXHIBIT M

LIST OF PUBLIC DISCLOSURES

PART 1

Sellers’ public disclosures:

Press releases.

2

EXHIBIT M

LIST OF PUBLIC DISCLOSURES

PART 2

Purchasers’ and Net Element’s public disclosures:

1.	NASDAQ additional shares listing notification (required to be filed electronically with NASDAQ 15 days prior to signing the Acquisition Agreement).

2.	Form 8-K Current Report (required to be electronically (via “edgar”) filed with the SEC within 4 business days from the signing of a binding agreement. Each such Form 8-K must include the signed binding agreement as exhibit to such Form 8-K.

3.	Form 8-K/A (i.e., amendment to the initial Form 8-K Current Report) (required to be electronically (via “edgar”) filed with the SEC within 71 days from the filing with the SEC of the initial Form 8-K Current Report. Such Form 8-K/A to contain audited financial statements of the Target Companies/the Business for as many years back as required by the “significance” test.

4.	Each periodic report on forms 10-K, 10-Q and each preliminary and definitive proxy statement Schedule 14A to be filed with the SEC from time to time by Net Element after the transaction (as each such SEC filing requires disclosure in all material respects of the transactions and acquisitions made by Net Element or is subsidiaries).

5.	Any prospectuses or registration statements or prospectus supplements or amendments to the registration statements (e.g., on Forms S-1, S-2, S-3, S-8, etc.) or other documents required by law to be filed with the SEC, Nasdaq or other authorities.

6.	Press releases.

3

EXHIBIT N

FORM OF SELLER(S) LETTER OF FACTUAL REPRESENTATIONS FOR THE PURPOSES OF THE RULE 144 OPINION.

__________, 201[__]

TO: [insert name and address of law firm - Net Element’s U.S. securities counsel]

Re:	Shares of Common Stock of Net Element, Inc.

The undersigned, [_____________] (the “Shareholder”), hereby advises you that you may rely on the representations contained in this Representation Letter in rendering your authorization letter to [Continental Stock Transfer & Trust Company] regarding removing the restrictive legend on the Shareholder’s [__________] shares of stock of Net Element, Inc., a Delaware corporation (the “Company”), represented by certificate(s) number C_____ (the “Shares”). Under penalty of perjury, the Shareholder hereby declares as follows:

1.          The Shareholder acquired the Shares from the Company and paid the full purchase price therefor at least six (6) months prior to the date hereof. The Shareholder sold the Shares on [________], 201[__] via [insert name of applicable licensed stock broker].

2.          The Shareholder is not now, and has not been during the preceding three (3) months, an officer, director, or more than ten percent (10%) shareholder of the Company or in any other way an “affiliate” of the Company.  An affiliate, as defined in Rule 144(a)(1) of the Securities Act of 1933, as amended (“Rule 144”), is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

3.          The Shareholder has not agreed to act in concert with any other person or entity for the purpose of selling the Shares or any other shares of the Company’s common stock or engaged in any transactions that would toll the holding period prescribed in Rule 144. The Shareholder is not in possession of any material, non-public information concerning the Company. The Shareholder confirms that, to the best of Shareholder’s knowledge, the Company is in compliance with the current public information reporting requirements contained in Rule 144(c)(1).

4.          The undersigned has the right, power, and authority to enter into this letter on behalf the Shareholder.

The Shareholder further acknowledges and represents that the Shareholder is familiar with Rule 144, and agrees that you may rely upon the above statements in rendering your authorization letter referred to above. The above statements are true, accurate and complete as of the date hereof. The undersigned agrees to notify you immediately if any of the above representations become inaccurate.

Very truly yours,

Signature:
[Print name of the Shareholder]

4

EXHIBIT O

FORM OF RULE 144 OPINION

[__________], 201[__]

Via Email

[Name,

Address

Email address of the Transfer Agent]

Re:	Removal of restrictive legend on shares of Net Element, Inc.

Ladies and Gentlemen:

As the securities counsel to Net Element, Inc., a Delaware corporation (the “Company”), we have been requested to provide you with an opinion letter, pursuant to Rule 144 of the Securities Act of 1933, as amended (“Rule 144”), regarding the removal of the restrictive legend from certificates number [____] and [____] held by [______________] (the “Shareholder”) representing a total of [________] shares of common stock of the Company (the “Shares”).

In providing this opinion, we have assumed, in part based on the factual matters as represented by Shareholder in that certain letter of factual representations to us dated [________], 201[__], attached hereto and signed by Shareholder, that:

5.          Shareholder acquired the Shares and paid the full purchase price therefor at least six (6) months prior to the date hereof. The Shareholder sold the Shares on [________], 201[__] via [insert name of applicable licensed stock broker].

6.          Shareholder is not now, and has not been during the preceding three (3) months, an officer, director, or more than ten percent (10%) shareholder of the Company or in any other way an “affiliate” of the Company.  An affiliate, as defined in Rule 144(a)(1), is a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, the Company.

7.          The Company filed current Form 10 information with the Securities and Exchange Commission (the “SEC”) over 12 months ago and has filed all reports and other materials required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as applicable, during the preceding 12 months (other than certain Form 8-K reports). We have assumed that the Company remained subject to such reporting requirements until all of the Shares were sold.

8.          Shareholder has not agreed to act in concert with any other person or entity for the purpose of selling the Shares or any other shares of the Company’s common stock or engaged in any transactions that would toll the holding period prescribed in Rule 144.

9.          Shareholder is not in possession of any material, non-public information concerning the Company.

10.       The Company is in compliance with the current public information reporting requirements contained in Rule 144(c)(1).

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Based upon the foregoing, it is our opinion that you are permitted, pursuant to Rule 144, to remove the restrictive legend from the certificate representing the Shares as requested. If any of the representations relied upon are in any way inaccurate, our opinion letter would be modified accordingly.

This opinion is limited to the matters set forth above and, without limitation of the foregoing, we express no opinion regarding the application of Section 10 or Section 16 of the Exchange Act or the rules thereunder, or any agreements or contracts, or any other transfer of the Shares by Shareholder.

This opinion is based upon the facts in existence and laws in effect on the date hereof, and we expressly disclaim any obligation to update, revise, or supplement our opinion herein, regardless of whether changes in such facts or laws come to our attention after the delivery hereof. Moreover, in providing this opinion, we have assumed that the Company remained in compliance with the current public information reporting requirements contained in Rule 144(c)(1) and Rule 144(i)(2) until the date on which Shareholder transferred the Shares.

In rendering this opinion, we have assumed the genuineness and authority of all signatures on and the authenticity of all items submitted to us as originals, and the conformity with originals of all items submitted to us as copies.

Very truly yours,

Attachment

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EXHIBIT P

SELLERS GUARANTOR AND FORM OF SELLERS’ GUARANTY

1.          Sellers Guarantor: Lacerta Management Ltd, a company registered and existing in accordance with the laws of the Seychelles, having its registered address at s.1, Sound&Vision, Francis st, Victoria, Mahe, Seychelles

2.          Form of Sellers’ Guaranty:

GUARANTY

THIS GUARANTY is made effective as of May ___, by Lacerta Management Ltd, a company registered and existing in accordance with the laws of the Seychelles (the “Guarantor”), in favor of ТOT Group Russia LLC, a limited liability company organized and existing under the laws of the Russian Federation and TOT Group Europe Ltd., a company organized and existing under the laws of England and Wales (each individually, a “Purchaser” and, collectively, the "Purchasers").

WHEREAS, Maglenta Enterprises Inc., a company incorporated and existing in the Republic of Seychelles, Champfremont Holding Ltd., a company incorporated and existing in the Republic of Seychelles (each individually, a “Seller” and, collectively, the “Sellers”) have entered into that certain Acquisition Agreement, dated as of May ___, 2015 (the “Acquisition Agreement”), with the Purchasers, and certain “Target Companies” (as defined in the Acquisition Agreement), pursuant to which the Purchasers agreed to purchase from the Sellers and the Sellers agreed to sell to the Purchasers, subject to certain terms and conditions, 100% of the issued and outstanding ownership interests of each of the Target Companies. Capitalized terms not otherwise defined in this Guaranty shall have the meanings ascribed to such terms in the Acquisition Agreement.

WHEREAS, as a condition to entering into the Acquisition Agreement and the consummation of the transactions contemplated by the Acquisition Agreement, Purchasers have required that the Guarantor guarantees representations and warranties set forth in Section 3.2 and 3.3 and indemnity obligations set forth in Article 6 of the Acquisition Agreement.

NOW, THEREFORE, in consideration of the Purchasers entering into the Acquisition Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Guarantor agrees as follows:

1.          Subject to deductions, withholdings, counterclaims or set-offs (if any) for any Purchaser’s failure to pay the then due and payable obligations of the Purchasers under the Acquisition Agreement, the Guarantor unconditionally, irrevocably guarantees to the Purchasers the accuracy of the representations and warranties set forth in Section 3.2 and 3.3 and indemnity obligations set forth in Article 6 of the Acquisition Agreement (collectively, the “Guaranteed Obligations”).  If, for any reason whatsoever, Sellers shall fail to or be unable to pay or perform the Guaranteed Obligations, the Guarantor will forthwith pay and cause to be paid in lawful currency of the United States, with respect to payment obligations, or perform or cause to be performed, with respect to performance obligations, the Guaranteed Obligations in the proportion set out in Section 3 hereof. The Purchasers shall not be obligated to file any claim relating to the Guaranteed Obligations in the event that any Seller becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Purchasers to so file shall not affect the Guarantor’s obligations hereunder. For the avoidance of doubt, each and any Guaranteed Obligation may arise only from Undisputed and/or Resolved Claim(s) (as defined in the Acquisition Agreement) and all limitations of liability of the Sellers provided in Article 6 of the Acquisition Agreement shall apply mutatis mutandis to the Guarantor.

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2.          The Guarantor agrees that the Purchasers may at any time and from time to time, without notice to or further consent of the Guarantor, make any agreement with any Seller for the extension, renewal, payment, compromise, discharge or release of the Guaranteed Obligations, in whole or in part, without in any way impairing or affecting the Guarantor’s obligations hereunder. The Guarantor agrees that the Guaranteed Obligations hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Purchasers to assert any claim or demand or to enforce any right or remedy against any of the Sellers; (ii) any change in the time, place or manner of payment of the Guaranteed Obligations; (iii) any change in the corporate existence, structure or ownership of any of the Sellers or any other Person under Control of the Guarantor now or hereafter liable with respect to the Guaranteed Obligations; (iv) any insolvency, bankruptcy, reorganization or other similar proceeding affecting any of the Sellers or any other Person under Control of the Guarantor now or hereafter liable with respect to the Guaranteed Obligations; or (v) the adequacy of any other means the Purchasers may have of obtaining payment of the Guaranteed Obligations. “Control,” when used with respect to any specified person, means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. The guaranty contained herein may not be revoked or terminated and shall remain in full force and effect and binding on the Guarantor, his successors and assigns until the complete payment and satisfaction in full of the Guaranteed Obligations. Notwithstanding above, the Purchasers shall not have a right to claim payment or performance of the Guaranteed Obligations by the Guarantor if the applicable period for bringing of relevant Claims by the Purchasers to the Sellers under Section 6.1 of the Acquisition Agreement have expired; provided that if any Purchaser makes to any Seller or the Sellers’ Representative a Claim prior to such expiration, then the Purchasers shall have a right to demand at any time (including after the expiration of the applicable period under Section 6.1 of the Acquisition Agreement), and the Guarantors shall be obligated for, payment and/or performance of the Guaranteed Obligations.

3.          The Guarantor agrees that the Purchasers shall not be required to initiate and/or exhaust their legal remedies for recovery and collection against the Sellers or Sellers’ property before looking to the Guarantor for payment, and that the Purchasers may, at once, seek to collect all monies due to them from the Sellers from the Guarantor without first proceeding against Sellers or Sellers’ property. Any rights of the Guarantor to subrogation, reimbursement, indemnification and/or contribution are waived and relinquished until the Guaranteed Obligations are satisfied. The Guarantor hereby waives all notices and demands of any kind or nature to which it may be entitled, including without limitation all demands for payment, notices of nonpayment, protest and dishonor to the Guarantor or to any Seller or Seller Representative.

4.          The Guarantor hereby agrees that if the Purchasers receive from any source, payment in whole or in part of the Guaranteed Obligations, and if the payment of any part thereof is declared invalid or is set aside or is subject to any setoff or counterclaim, then and to the extent of that payment, the obligation hereunder shall be continued in full force and effect without reduction, credit or discharge from that payment. The Guarantor hereby agrees that the discharge of any Seller or the Guarantor in bankruptcy will not relieve the undersigned from liability with regard to any amount due under this Guaranty. Furthermore, no automatic stay resulting from a bankruptcy petition filed by or against any Seller shall stay any act, action or activity by the Purchasers against the Guarantor. The Guarantor hereby agrees that all foregoing waivers herein shall survive any revocation; that the Purchasers’ failure to exercise any right hereunder shall not be construed as a waiver of the right to exercise the same or any other right at any time and from time to time thereafter and; that no knowledge of any breach or other non-observance by the Purchasers of the terms and provision of this Guaranty shall constitute a waiver thereof, nor a waiver of any obligations to be performed by the undersigned hereunder.

5.          None of the parties to this Guaranty shall, nor purport to, assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under this Guaranty nor grant, declare, create or dispose of any right or interest in it.

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6.          The Guarantor hereby agrees that if any action is brought to enforce this Guaranty against him, the prevailing party shall be entitled to recover, in addition to any other relief awarded, his or its attorneys’ fees and costs incurred in such enforcement action. This Guaranty binds the Guarantor, his successors and assigns, and shall extend to and include all renewals of any claims or demands guaranteed under this instrument, and all extensions of time of payment thereof.

7.          All documents, notices, requests, demands and other communications that may be delivered or given under this Guaranty shall be in writing and shall be deemed to have been duly delivered or given upon (i) the delivery thereof, if delivered personally or sent by facsimile, e-mail or (ii) the mailing thereof if sent by registered or certified mail, return receipt requested, postage prepaid or by overnight courier, such as FedEx or DHL:

If to the Guarantor:

Lacerta Management Ltd

s.1, Sound&Vision, Francis st,

Victoria, Mahe, Seychelles

Attention: Directors

If to Purchasers:

ТOT Group Russia LLC

office 01, 54th Floor

Federation Tower West

12, Presnenskaya emb.

Moscow, 123100, Russia

Attention: General Director/Konstantin Zaripov

Telephone: +7 495 286 72 00

E-mail: kzaripov@netelement.com

and

TOT Group Europe Ltd.

Acre House

11-15 William Road

London, England

NW1 3ER

Attention: Company Director/ Konstantin Zaripov

Telephone: +44 7789 658193

E-mail: kzaripov@netelement.com

With a copy to:

Net Element, Inc.

3363 NE 163rd Street, Suite 705

North Miami Beach, Florida 33160

Attention: Chief Legal Officer

E-mail: swolberg@netelement.com

Any notice sent by courier shall be, for information purposes only, duplicated by facsimile or email (immediately prior to posting). A notice or other communication delivered by hand or by courier service shall be deemed to have been given when delivered, provided that where a notice sent by courier is duplicated by fax or email, then such notice shall be deemed to be sent by courier only.

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8.          If any term or provision of this Guaranty is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the remainder of the terms and provisions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their best efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term or provision.

9.          This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflicts of law thereof. The Guarantor hereby irrevocably submits to the jurisdiction of the courts of the State of New York, sitting in New York County, and the courts of the United States for the Southern District of New York. The Guarantor irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court, any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum and the right to object, with respect to any such suit, action or proceeding brought in any such court, that such court does not have jurisdiction over the Guarantor.

10.         This Guaranty constitutes the entire agreement between the Guarantor and the Sellers pertaining to the subject matter contained herein and supersedes all prior and contemporaneous negotiations, proposals, undertakings, understandings, agreements, representations and warranties, both written and oral, among the parties hereto with respect to such subject matter, and may not be altered, amended, or modified, nor may any provision hereof be waived or noncompliance therewith consented to, except by means of a writing executed by the Guarantor as to which such consent or waiver is applicable and by the Purchasers. Any such alteration, amendment, modification, waiver, or consent shall be effective only to the extent specified therein and for the specific purpose for which it is given. No course of dealing and no delay or waiver of any right or default under this Guaranty shall be deemed a waiver of any other similar or dissimilar right or default or otherwise prejudice the rights and remedies hereunder. Any single or partial exercise of any right, power or remedy provided by this Guaranty shall not preclude any other or further exercise of the right, power or remedy or any other right, power or remedy.

11.         This Guaranty is a continuing guaranty and is to remain in full force and effect in relation to the Guarantor until expiration of the Guaranteed Obligations as provided for in the Acquisition Agreement.

12.         Each party to this Guaranty shall treat as confidential and will not disclose any information (unless such information is now or subsequently becomes generally available in the public domain through no fault or breach on the part of the recipient of such information, is independently developed by the recipient of such information or is disclosed pursuant to the order or requirement of a court, administrative agency, or other Governmental Authority, provided that disclosing party gives a written notice of the intended disclosure to other parties to this Guaranty within three (3) Business Days before such disclosure to the Governmental Authority occurs) received or obtained by it as a result of entering into or performing this Agreement which relates to:

12.1         the provisions of this Guaranty, or any document or agreement entered into pursuant to this Guaranty;

12.2         the negotiations leading up to or relating to this Guaranty; or

12.3         any of the parties to this Guaranty.

Notwithstanding above, any party shall be entitled to disclose any information contained in this Guaranty or referred to in Subsections 12.1, 12.2 and/or 12.3 of this Section 12 if such disclosure is required by applicable laws and/or regulations or for the purposes of enforcing the provisions of this Agreement, including, without limitation, making and prosecuting a Claim under the Acquisition Agreement, bringing and prosecuting legal actions against the other party(ies) according to and in the manner stipulated herein.

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13.         This Guaranty may be executed in counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement. The exchange of copies of this Guaranty and of signature pages by facsimile transmission, pdf or other electronic means shall constitute effective execution and delivery of this Guaranty as to the parties and may be used in lieu of the original Guaranty for all purposes (and such signatures of the parties transmitted by facsimile, pdf or other electronic means shall be deemed to be their original signatures for all purposes).

[Signature Page follows]

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IN WITNESS WHEREOF, the Guarantor has duly executed this Guaranty as of the date first above written.

LACERTA MANAGEMENT LTD, GUARANTOR

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